                            STOCK PURCHASE AGREEMENT

                       Made the 10th day of February, 1998

                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------
ARTICLE 1 - INTERPRETATION ..............................................      2
   1.1   Definitions ....................................................      2
   1.2   Construction ...................................................      8
   1.3   Schedules and Exhibits .........................................      9

ARTICLE 2 - PURCHASE AND SALE OF PURCHASED SHARES .......................     10
   2.1   Purchase and Sale of Purchased Shares ..........................     10
   2.2   Purchase Price and Allocation ..................................     10

ARTICLE 3 - CLOSING ARRANGEMENTS ........................................     10
   3.1   Place of Closing ...............................................     10
   3.2   Delivery of Certificates .......................................     10
   3.3   Payment of the Purchase Price ..................................     11
   3.4   Other Closing Deliveries of Sellers ............................     11
   3.5   Other Closing Deliveries of Purchaser ..........................     11

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES ..............................     11
   4.1   Representations and Warranties of the Sellers ..................     11
   4.2   Representations and Warranties of the Purchaser ................     28
   4.3   Survival of Sellers' Representations and Warranties ............     30
   4.4   Survival of Purchaser's and United's Representations and
         Warranties .....................................................     30

ARTICLE 5 - COVENANTS OF THE PARTIES PRIOR TO CLOSING ...................     31
   5.1   Operations before Closing ......................................     31
   5.2   Approvals and Consents .........................................     33
   5.3   Competitive Information ........................................     33
   5.4   Confidential Information .......................................     34
   5.5   Consultant Opinions ............................................     34
   5.6   New Competitive Information ....................................     35
   5.7   Transitional Services ..........................................     35

ARTICLE 6 - CONDITIONS PRECEDENT TO THE PERFORMANCE
         BY THE PARTIES OF THEIR OBLIGATIONS UNDER THIS AGREEMENT .......     35
   6.1   Conditions for the Benefit of the Purchaser ....................     35
   6.2   Conditions for the Benefit of the Sellers ......................     38
   6.3   Termination by Purchaser .......................................     39
   6.4   Termination by Sellers .........................................     39

ARTICLE 7 - COVENANTS OF THE PARTIES FOLLOWING CLOSING ..................     40
   7.1   Closing Date Balance Sheet .....................................     40
   7.2   Adjustments ....................................................     41
   7.3   Income Statement for Stub Period ...............................     41
   7.4   Confidentiality ................................................     42



                                      - 2 -

   7.5   Employees ......................................................     42
   7.6   Non-Competition ................................................     42
   7.7   Non-Solicitation ...............................................     43
   7.8   Access to Records ..............................................     43
   7.9   Mexican Foreign Investment Notice ..............................     44
   7.10  Recording Transfer of Azerty Mexico Shares .....................     44
   7.11  Change of Name .................................................     44

ARTICLE 8 - INDEMNIFICATION .............................................     45
   8.1   Indemnification by Sellers .....................................     45
   8.2   Indemnification by the Purchaser ...............................     45
   8.3   Procedure for Indemnification ..................................     46
   8.4   Additional Rules and Procedures ................................     47
   8.5   Limits to Claims ...............................................     48
   8.6   Amounts Recovered ..............................................     49
   8.7   Non-Monetary Rights ............................................     49
   8.8   Purchase Price Adjustment ......................................     49
   8.9   Certain Tax Matters ............................................     49
   8.10  Transfer Taxes .................................................     51

ARTICLE 9 - GENERAL .....................................................     51
   9.1   Public Notice ..................................................     51
   9.2   Expenses .......................................................     51
   9.3   Further Assurances .............................................     51
   9.4   Time of the Essence ............................................     52
   9.5   Benefit of the Agreement .......................................     52
   9.6   Entire Agreement ...............................................     52
   9.7   Waiver .........................................................     52
   9.8   Notices ........................................................     52
   9.9   Assignment .....................................................     54
   9.10  Severability ...................................................     54
   9.11  Counterparts ...................................................     54
   9.12  Governing Law ..................................................     54
   9.13  Dispute Resolution .............................................     54
   9.14  United Guarantee ...............................................     54
   9.15  Service ........................................................     55
   9.16  Waiver of Jury Trial and Punitive Damages ......................     55

                            STOCK PURCHASE AGREEMENT

                  THIS AGREEMENT made the 10th day of February, 1998.

A M O N G:

                                ABITIBI-CONSOLIDATED INC., a corporation incorporated under the federal laws of Canada ("ACI")

                                - and -

                                ABITIBI-CONSOLIDATED SALES
                                CORPORATION, a corporation incorporated
                                under the laws of the State of Delaware ("ACSC")

                                (ACI and ACSC being collectively referred to herein as the "Sellers")

                                - and -

                                AZERTY INCORPORATED, a corporation
                                incorporated under the laws of the State of Delaware ("Azerty")

                                - and -

                                POSITIVE ID WHOLESALE INC., a corporation incorporated under the laws of the State of Delaware ("ID")

                                - and -

                                AP SUPPORT SERVICES INCORPORATED, a
                                corporation incorporated under the laws of the State of Delaware ("APSS")

                                - and -

                                AZERTY DE MEXICO, S.A. DE C.V., a
                                corporation incorporated under the laws of the federal district of Mexico ("Azerty Mexico")

                                - and -

                                UNITED STATIONERS SUPPLY CO., a
                                corporation incorporated under the laws of the State of Illinois (the "Purchaser")

                                - and -

                                UNITED STATIONERS INC., a corporation
                                incorporated under the laws of the State of Delaware ("United")



                  WHEREAS on the date hereof ACSC is, and on the Closing Date (as hereinafter defined) ACSC will be, the registered and beneficial owner of all of the issued and outstanding shares in the capital of Azerty, ID and APSS;

                  AND WHEREAS on the date hereof ACI and Azerty are, and on the Closing Date ACI and Azerty will be, the registered and beneficial owners of 99% and 1% of all of the issued and outstanding shares in the capital of Azerty Mexico, respectively;

                  AND WHEREAS the Sellers wish to sell to the Purchaser and the Purchaser wishes to purchase from the Sellers all of the issued and outstanding shares in the capital of the Corporations (as hereinafter defined);

                  NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

                           ARTICLE 1 - INTERPRETATION

1.1 DEFINITIONS. In this Agreement, or in any amendments hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

         (a) "ADJUSTED CLOSING DATE BALANCE SHEET" has the meaning attributed thereto in Schedule 7.1;

         (a.1) "ADJUSTMENT DATE" means the date which is five Business Days after the date on which the Closing Date Balance Sheet is final and binding on the parties, as contemplated by Article 7 or, should there be an Adjusted Closing Date Balance Sheet in the circumstances contemplated by Section 7.1 and Schedule 7.1, such date which is five Business Days after the date on which such Adjusted Closing Date Balance Sheet is final and binding on the parties, as contemplated by Article 7;

         (b) "AFFILIATE" of a Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person;

         (c) "AGREEMENT" means this Agreement and includes all Exhibits and Schedules attached thereto;

         (d) "AUTHORITY" means any governmental authority, body, agency, division or department, whether federal, state or local, including without limitation such Persons in Canada, the United States and Mexico;

         (e) "AXIDATA" means Axidata Inc., a corporation incorporated under the federal laws of Canada;

         (f) "BUSINESS" means the distribution of computer consumables, peripherals, data storage products, accessories and automated identification equipment, and the provision of logistics and marketing services, including telemarketing, currently carried on by the Corporations, as reflected in the December 31 Financial Statements;

         (g) "BUSINESS DAY" means every day except a Saturday, Sunday or a day on which principal commercial banks are not open for business in the City of New York, New York;

         (h) "CLAIMS" means any and all losses (excluding loss of profits), damages, Taxes, expenses, liabilities (whether accrued, actual, contingent or otherwise), claims, demands, actions, of whatever nature or kind, including legal fees and expenses on a solicitor/attorney and client basis and other professional fees and disbursements.

         (i) "CLOSING" means the completion of the transactions described in this Agreement;

         (j) "CLOSING DATE" or "DATE OF CLOSING" means March 27, 1998 or such other date as the Purchaser and the Sellers may agree upon and on which the Closing occurs;

         (k) "CLOSING DATE BALANCE SHEET" means, collectively, the audited combined (including the elimination of all significant inter-company transactions and balances) balance sheet including each of the Corporations as at the Closing Date, prepared in accordance with GAAP and the procedures set forth in Schedule 7.1;

         (l) "COMPETITIVE INFORMATION" means competitively sensitive information of the Sellers or Corporations, or any of them, including customer lists, pricing, volumes and specific product mix by customer or region, and supplier information relating to specific contract terms such as rebates and co-op advertising terms and pricing;

         (m) "CONFIDENTIAL INFORMATION" means any information, the disclosure of which would result in the violation of any confidentiality covenant to which any of the Sellers or the Corporations is a party;

         (n) "CONSENT" means the consent or approval of the landlord of a Location, any other party to a Material Contract with any of the Sellers or the Corporations or any Authority to the completion of the transactions contemplated by this Agreement, the execution of this Agreement and the Closing or the performance of any terms hereof;

         (o) "CORPORATIONS" means, collectively, Azerty, ID, APSS and Azerty Mexico, and "CORPORATION" means any one of them;

         (p) "DEBT" means all current liabilities and long term debt of any of the Corporations as disclosed or required to be disclosed (or with respect to current liabilities and long-term debt incurred subsequent to December 31, 1997, which would be required to be so disclosed if such Debt had been outstanding on such date) in accordance with GAAP in the December 31 Balance Sheet;

         (q) "DECEMBER 31 BALANCE SHEET" means, collectively, the audited combined (including the elimination of all significant inter-company transactions and balances) balance sheet including each of the Corporations as at December 31, 1997;

         (r) "DECEMBER 31 FINANCIAL STATEMENTS" means the audited combined financial statements (including the elimination of all significant inter-company transactions and balances) including each of the Corporations for the fiscal year ended December 31, 1997 consisting of the December 31 Balance Sheet, a statement of income (loss) and a statement of cash flows and all notes and schedules thereto, which have been prepared in accordance with GAAP and as described in Section 4.1(f), copies of which are annexed as Schedule 1.1(r) hereto;

         (s)      "EMPLOYEES" has the meaning attributed thereto in section
                  4.1(s);

         (t) "ENVIRONMENTAL LAWS" means all foreign, federal, municipal or local laws, statutes, rules, regulations, ordinances, orders, directives (to the extent legally binding) and other requirements of any Authority (having the force of law) and in force as of the date hereof without regard to any changes thereto following the date hereof relating to environmental or occupational health matters, including legislation governing the labelling, use and storage of Hazardous Substances;

         (u) "ENVIRONMENTAL ORDERS" means applicable orders or decisions rendered by any Authority under or pursuant to any Environmental Laws;

         (v) "ENVIRONMENTAL PERMITS" means all permits, certificates, registrations, licenses and other approvals issued by any Authority and or required for the operation by the Corporations or any of them of their Locations in compliance with all Environmental Laws or Environmental Orders;

         (w) "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended (including any successor act), and the rules and regulations promulgated thereunder;

         (x) "ERISA AFFILIATE" shall mean any Person under common control with the Corporations or who is treated as a single employer with any of the Corporations under Section 414(b), (c), (m), or (o) of the U.S. Tax Code;

         (y) "ESTIMATED PURCHASE PRICE" has the meaning attributed thereto in section 2.2;

         (z)      "FINANCIAL STATEMENTS" has the meaning attributed thereto in section 4.1(f);

         (aa) "GAAP" means generally accepted accounting principles as set forth in the handbook published by the Canadian Institute of Chartered Accountants or interpretations and general practice thereof;

         (bb) "HAZARDOUS SUBSTANCES" means any material substance or waste that is prohibited, controlled, regulated or which forms the basis of liability under any Environmental Laws, including PCBs, asbestos, urea formaldehyde foam insulation, petroleum or petroleum by-products;

         (cc) "HSR ACT" has the meaning attributed thereto in section 4.1(b)(iii)(A);

         (dd) "INTELLECTUAL PROPERTY AGREEMENT" means an agreement substantially in the form of the agreement annexed hereto as Schedule 1.1(ad);

         (ee) "KNOWLEDGE" means the actual knowledge, after due inquiry within ACI and the Corporations, of the Person charged with knowledge; and in the case of the Sellers or the Corporations includes the actual knowledge of any officer or director of the Sellers or the Corporations;

         (ff) "LAW" means any statute, law, ordinance, regulation, rule or other legally binding promulgation of an Authority;

         (gg) "LIEN" means any lien, mortgage, pledge, assessment, easement, right of way, encroachment, security interest, restriction, lease, sublease, tenancy, adverse claim, levy or charge or other encumbrance of any kind or any contract or agreement to enter into any of the foregoing;

         (hh) "LOCATION" means any premises utilized in the Business which is owned or subject to a lease, sublease or license entered into by a Corporation;

         (ii) "LUCAS" means The Lucas Group, consultants retained by the Purchaser;

         (jj) "MATERIAL ADVERSE EFFECT" means, where used in relation to the Corporations, a material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Corporations considered as a whole;

         (kk) "MATERIAL CONTRACT" means any agreement, written or oral, to which any Corporation is a party or otherwise relating to the Business having a term in excess of one year and involving an amount, in the aggregate, in excess of $50,000 or having a term which does not exceed one year and involving payments or loans by any party thereunder in excess of $100,000 in the aggregate;

         (ll)     "NET TANGIBLE ASSETS" has the meaning attributed thereto in
                  Section 7.1(e);

         (mm) "OPD" means the office products division of ACI which includes the Corporations, which corporations are being sold hereunder, and Axidata, Eurozerty B.V., ISFO B.V. and AP Support Services B.V., which corporations are not being sold hereunder;

      (am.1) "OFFICE PRODUCTS LONG TERM INCENTIVE PLAN" means the existing Amended and Restated Office Products Long Term Incentive Plan of ACI;

         (nn) "PENSION AUTHORITIES" means the applicable foreign, federal and state pension regulatory authorities, including, without limitation, the United States Internal Revenue Service;

         (oo) "PENSION LEGISLATION" means the applicable foreign, federal or state pension benefits legislation and, where applicable, the U.S. Tax Code;

         (pp)     "PERMITTED LIENS" has the meaning attributed thereto in
                  section 4.1(k);

         (qq) "PERSON" means an individual, partnership, unincorporated association, organization, syndicate, corporation, trust and a trustee, executor, administrator or other legal or personal representative;

         (rr) "PLAN TERMS" means the terms and conditions of all Plan texts and amendments thereto;

         (ss) "PLANS" means, with respect to the Corporations and their ERISA Affiliates, "employee benefit plans" as defined in
                  Section 3(3) of ERISA, stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, and other stock plans (whether qualified or non-qualified), and all other pension, welfare, severance, retirement, bonus, deferred compensation, incentive compensation, insurance (whether life, accident and health, or other and whether key man, group, workers compensation, or other), profit sharing, disability, thrift, day care, legal services, leave of absence, layoff, and supplemental or excess benefit plans, in each case existing on or before the Closing Date which any of the Corporations maintains or sponsors and which cover some or all of the present or former officers, directors, employees, agents, consultants, or other similar representatives providing services to or for any of the Corporations or their ERISA

                  Affiliates but for greater certainty does not include the Office Products Long Term Incentive Plan;

         (tt) "PRIME RATE" means the rate of interest from time to time announced by The Chase Manhattan Bank at its principal office in New York, New York at its prime commercial lending rate;

         (uu) "PURCHASED SHARES" means the issued and outstanding common shares and, in the case of Azerty Mexico, Class 1 and Class 2 shares in the capital of the Corporations described in
                  Schedule 1.1(au) together with any additional shares issued to the Sellers after the date hereof in connection with capitalization of inter-company debt;

         (vv)     "PURCHASE PRICE" has the meaning attributed thereto in
                  section 2.2;

         (ww) "REAL PROPERTY" means any real property, whether owned or leased, and used for the conduct of the Business or previously used for such purpose;

         (xx) "REGULATORY APPROVALS" means all necessary approvals, permits, sanctions, rulings, orders or consents from any Authority or self-regulatory organization within or outside of the U.S.A. and/or Mexico with respect to the transactions contemplated by this Agreement;

         (yy) "REMEDIAL REQUIREMENT" means any demand, directive or order of any Authority having jurisdiction (if legally binding) or any requirement or obligation under Environmental Laws to investigate, remediate, clean-up or otherwise address Hazardous Substances in order for the Business to be in compliance with Environmental Laws, having regard to the operations of the Business and the use of the Real Property as at the Closing Date and without regard to any changes thereto after the Closing Date;

         (zz) "SELLERS" means, collectively, ACI and ACSC and "SELLER" means either of them.

        (aaa) "SEPTEMBER 30 BALANCE SHEET" means, collectively, the unaudited balance sheets of each of the Corporations as at September 30, 1997, copies of which are attached hereto as
                  Schedule 1.1(ba);

      (ba.1) "SIDE AGREEMENT" means the agreement dated of even date herewith between the Sellers and the Purchaser;

        (bbb) "TAXES" shall mean all taxes, charges, fees, levies, duties or other similar assessments, reassessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, asset, sales, use, transfer, withholding, employment, payroll, profit sharing, medicare, and franchise taxes imposed by the United States of America, Mexico, or by any state, local, or foreign government, or any subdivision, agency, or other similar

                  Person of the United States, Mexico or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof;

        (ccc) "TAX RETURNS" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes;

        (ddd) "TIME OF CLOSING" means 10:00 a.m. (New York time) on the Closing Date or such other time as the Purchaser and the Sellers may agree upon;

        (eee) "U.S. GAAP" means United States generally accepted accounting principles; and

        (fff) "U.S. TAX CODE" means the United States Internal Revenue Code of 1986, as amended.

1.2 CONSTRUCTION. In this Agreement, unless the context requires otherwise or is otherwise expressly provided:

         (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (b) the words "including", "include", and "includes" shall mean "including without limitation", "include, without limitation" and "includes, without limitation", respectively;

         (c) all references to Articles or sections are references to Articles of sections of this Agreement;

         (d) any reference to a statute shall mean the statute in force as at the date hereof and any regulation in force thereunder, unless otherwise expressly provided;

         (e) the use of headings is for convenience of reference only and shall not affect the construction of this Agreement;

         (f) when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day;

         (g)      all dollar amounts are expressed in U.S. funds; and

         (h) any tender of documents or money under this Agreement may be made upon the parties or their respective counsel and money may be tendered by bank draft or wire transfer drawn upon a U.S. or Canadian chartered bank or by negotiable cheque payable in U.S. funds and certified by a U.S. or Canadian chartered bank.

1.3 SCHEDULES AND EXHIBITS. The following are the schedules and exhibits annexed hereto and incorporated by reference herein and deemed to be part of this Agreement:

          Schedule 1.1(r)           -        December 31 Financial Statements
          Schedule 1.1(ad)          -        Intellectual Property Agreement
          Schedule 1.1(au)          -        Purchased Shares
          Schedule 1.1(ba)          -        September 30 Balance Sheet
          Schedule 2.1              -        Sellers and Purchased Shares
          Schedule 3.4(c)           -        Form of Opinion of Counsel to the Sellers
          Schedule 3.5(c)           -        Form of Opinion of Counsel to the Purchaser
          Schedule 3.5(d)           -        Form of Opinion of General Counsel to the Purchaser
          Schedule 4.1(b)(i)A       -        Regulatory Approvals
          Schedule 4.1(b)(iii)      -        Sellers' or Corporations' Required Filings
          Schedule 4.1(f)           -        Exceptions to GAAP in Preparation of Financial
                                             Statements
          Schedule 4.1(h)           -        Liabilities
          Schedule 4.1(i)           -        Tax Matters
          Schedule 4.1(j)           -        Material Changes
          Schedule 4.1(k)           -        Encumbrances on Title to Assets
          Schedule 4.1(n)           -        Leased Real Property
          Schedule 4.1(m)           -        Location of Records
          Schedule 4.1(o)           -        Owned Real Property
          Schedule 4.1(q)           -        Litigation
          Schedule 4.1(r)           -        Material Contracts
          Schedule 4.1(s)           -        Employment Matters
          Schedule 4.1(t)           -        Benefit plans
          Schedule 4.1(u)           -        Insurance
          Schedule 4.1(v)           -        Intellectual property
          Schedule 4.1(x)           -        Non arm's-length contracts
          Schedule 4.1(z)           -        Environmental Matters
          Schedule 4.1(ac)          -        Year 2000 Compliance
          Schedule 4.2(b)(iii)      -        Purchaser's Required Filings
          Schedule 6.1(c)           -        Consents
          Schedule 7.1              -        Basis of Presentation of Closing Date Balance Sheet
          Schedule 9.13             -        Mediation Procedures

                ARTICLE 2 - PURCHASE AND SALE OF PURCHASED SHARES

2.1 PURCHASE AND SALE OF PURCHASED SHARES. Subject to the terms and conditions of this Agreement, at the Time of Closing, each of the Sellers shall sell to the Purchaser and the Purchaser shall purchase from such Seller, free and clear of all Liens, the Purchased Shares set out opposite such Seller's name on Schedule 2.1.

2.2 PURCHASE PRICE AND ALLOCATION. The purchase price payable by the Purchaser for the Purchased Shares shall be U.S.$109,000,000.00 (the "Estimated Purchase Price"), subject to adjustment, if any, in accordance with Article 7 (the Estimated Purchase Price as adjusted is the "Purchase Price") and shall be allocated initially among the Purchased Shares as follows, subject to final adjustment:

            PURCHASED            ESTIMATED             PERCENTAGE OF
             SHARES            PURCHASE PRICE          PURCHASE PRICE
          -------------       ----------------        ----------------
             Azerty             $93,800,000                86.1%

               ID                $6,000,000                 5.5%

              APSS               $1,200,000                 1.1%

          Azerty Mexico          $8,000,000                 7.3%
                              ----------------        ----------------
              Total             $109,000,000                100%


                        ARTICLE 3 - CLOSING ARRANGEMENTS

3.1 PLACE OF CLOSING. The closing shall take place at the Time of Closing at the offices of Goodman Phillips & Vineberg, 430 Park Avenue, 10th Floor, New York, New York, 10022, or at such other place and time as may be agreed upon by the Purchaser and the Sellers.

3.2 DELIVERY OF CERTIFICATES. The Sellers shall transfer and deliver to the Purchaser at the Time of Closing share certificates of each Corporation representing, in the aggregate, the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable stock transfer powers of attorney duly executed in blank (provided that in the case of Azerty Mexico, certificates shall be duly endorsed not in blank but in the name of the Purchaser), and shall take such steps as shall be necessary to cause the Corporations to issue to the Purchaser share certificates representing the Purchased Shares.

3.3 PAYMENT OF THE PURCHASE PRICE. The Estimated Purchase Price shall be paid and satisfied by the Purchaser at the Time of Closing in full by certified cheque, bank draft or wire transfer in such amount made payable to the Sellers, or as they may otherwise direct in writing. Any additional amount on account of the Purchase Price shall be paid by the Purchaser in accordance with Article 7 and any reduced amount shall be paid by the Sellers in accordance with Article 7. All of such amount shall be payable to ACSC except for that portion of the Estimated Purchase Price that is allocated to Azerty Mexico pursuant to Section 2.2, which such portion shall be payable to ACI.

3.4 OTHER CLOSING DELIVERIES OF SELLERS. On the Closing Date, the Sellers shall deliver to the Purchaser the following:

     (a)  the officer's certificates described in section 6.1(a);

      (b) Certificates of Good Standing or their equivalents, issued by the respective jurisdictions of organization of each of the Corporations, dated as close to the Closing Date as is reasonably possible; and

      (c) an opinion of Goodman Phillips & Vineberg, counsel to the Sellers, and of Rubio Villegas y Associados, S.C., Mexican counsel to the Sellers, substantially in the form attached hereto as Schedule 3.4(c)

3.5 OTHER CLOSING DELIVERIES OF PURCHASER. On the Closing Date, the Purchaser shall deliver to the Sellers the following:

     (a)  the officer's certificates described in section 6.2(a);

     (b) Certificates of Good Standing of the Purchaser and United issued by the Secretaries of State of the States of Illinois and Delaware respectively and dated as close to the Closing Date as is reasonably possible;

     (c) an opinion of Weil, Gotshal & Manges LLP, counsel to the Purchaser and United, substantially in the form attached hereto as Schedule 3.5(c); and

     (d) an opinion of Otis H. Halleen, General Counsel to the Purchaser and United, substantially in the form attached hereto as Schedule 3.5(d).

                   ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers jointly and severally represent and warrant to the Purchaser (and acknowledge that the Purchaser is relying on such representations and warranties in completing the transactions contemplated herein) that:

     (a) CORPORATE - Each of the Corporations is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its properties and assets and to carry on that portion of the Business as currently conducted by it. Each of the Corporations is duly qualified or admitted to do business and is in good standing as a foreign corporation in all jurisdictions in which the ownership, use or leasing of its assets or the conduct of its business makes such qualification or admission necessary, except where the failure to be so qualified or admitted and in good standing, individually or in the aggregate, would not have a Material Adverse Effect. Schedule 4.1(a) sets forth each jurisdiction in which the Corporations are qualified or admitted to do business as a foreign corporation. Each of the Sellers is a corporation duly organized and validly existing under the laws of its jurisdiction and has the requisite corporate power and authority to enter into this Agreement, the Side Agreement and the Intellectual Property Agreement and perform its obligations hereunder and thereunder. Except as set forth in Schedule 4.1(a), none of the Corporations owns, of record or beneficially, directly or indirectly, any equity or other proprietary interest, or right to acquire any such interests, contingent or otherwise, in any Person.

     (b) ENFORCEABILITY - The execution and delivery of this Agreement, the Side Agreement and the Intellectual Property Agreement by each of the Sellers and the performance by such Seller of its obligations hereunder and thereunder have been (or, in the case of ACSC, on the Closing Date will be) duly and validly authorized by all necessary corporate and stockholder action on its part, (such stockholder approval being required only in respect of Azerty Mexico). Each of this Agreement, the Side Agreement and the Intellectual Property Agreement constitutes a legal, valid, and binding obligation of the Sellers, enforceable against each of them in accordance with its terms (subject to bankruptcy, reorganization, insolvency, moratorium, and other laws relating to or affecting creditors' rights generally and subject to the availability of equitable remedies). The execution and delivery of this Agreement, the Side Agreement and the Intellectual Property Agreement by the Sellers, the consummation of the transactions contemplated hereby and thereby and the fulfilment by the Sellers of the terms, conditions and provisions hereof and thereof will not:

            (i) contravene or violate or result in the breach in any
                material respect (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the Sellers or the Corporations under:


                (A) any Laws applicable to the Sellers or the Corporations except for the Regulatory Approvals set forth on
                     Schedule 4.1(b)(i)(A);

                (B) any judgment, order, writ, injunction or decree of any court which is applicable to the Sellers or the Corporations;

                (C) the articles, by-laws or any resolutions of the Sellers or the Corporations or any amendments thereto or restatements thereof; or

                (D) the provisions of any Material Contract to which any Seller or Corporation is a party or by which any of them are bound;

           (ii) result in the creation or imposition of any Lien upon any of the assets of the Corporations or any of them which, individually or in the aggregate, would have a Material Adverse Effect; or

          (iii) require any of the Sellers or the Corporations to obtain any consent, approval or action of, or make any filings with or give any notice to, any Person, except:

                (A) the filing of a premerger notification report under the HART-SCOTT-

                     RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, as amended (the "HSR Act"),

                (B)  as disclosed in Schedule 4.1(b)(iii), and

                (C) those the failure of which to obtain, make or give, individually or in the aggregate, would not have a Material Adverse Effect or a material adverse effect on the validity or enforceability of this Agreement, the Side Agreement or the Intellectual Property Agreement or on the ability of the Sellers to perform their respective obligations under this Agreement, the Side Agreement or the Intellectual Property Agreement.

     (c) LICENCES, PERMITS AND AUTHORIZATIONS - The Corporations have conducted the Business in compliance with, and the Corporations hold all licenses, permits and authorizations (except for Environmental Permits which are dealt with in Section 4.1(z)) necessary for the lawful operation of the Business, pursuant to all applicable statutes and regulations of all Authorities having jurisdiction over the Corporations or over any part of the Business, except where the absence of such license, permit or authorization would not have a Material Adverse Effect.

     (d) CAPITALIZATION - The authorized, issued and outstanding capital stock of each of the Corporations are as follows:

            Corporation         Authorized Share Capital          Number of Issued and        Shareholder
                                                                   Outstanding Shares
          ----------------    ----------------------------    ----------------------------   --------------
          Azerty              1,000 common shares             542.857 common shares          ACSC
                              125 preferred shares

          ID                  1,000 common shares             100 common shares              ACSC
                              125 preferred shares

          APSS                1,000 common shares             100 common shares              ACSC
                              125 preferred shares

          Azerty Mexico       100 Class 1 shares              99 Class 1 shares              ACI
                              unlimited Class 2 shares        990 Class 2 shares

                                                              1 Class 1 share                Azerty
                                                              10 Class 2 shares

          All of the issued and outstanding shares of capital stock of each of the Corporations are owned, beneficially and of record, by the Persons and in the amounts shown above and have been validly issued, are fully paid and non-assessable and have not been issued in violation of any pre-emptive or similar rights. Save and except for inter-company indebtedness to be capitalized prior to or at Closing, there are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock of any Corporation, nor does any Corporation have outstanding any rights to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreements providing for the issuance of, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock. The Sellers shall cause any and all shares of capital stock in the Corporations that result from the capitalization of inter-company indebtedness and that are issued to the Sellers after the date hereof to be included in the Purchased Shares. There are no bonds, debentures, notes or other indebtedness of any of the Corporations having the right to vote on any matters on which holders of the capital stock of any of the Corporations may vote. On the Closing Date, the Purchased Shares shall constitute all the issued and outstanding shares in the capital stock of each Corporation, save and except for Azerty Mexico, of which all of the issued and outstanding shares not included in the Purchased Shares are owned by Azerty, free and clear of all Liens. On the Closing Date, there will be no outstanding stock appreciation, phantom stock or similar rights based on the equity appreciation of any of the Corporations. On the Closing Date, there will be no voting trusts, proxies or other agreements with respect to voting any capital stock of any corporation.

     (e) OWNERSHIP OF SHARES - Each of the Sellers is (and will at the Time of Closing be) the sole legal and beneficial owners of the Purchased Shares, as set forth in Section 4.1(d), free and clear of any liens, charges, encumbrances or rights of others (other than the rights of the Purchaser hereunder). There is no contract, option or other right of another binding upon or which at any time in the future may become binding upon the Sellers or the Corporations or any of them, to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares, other than pursuant to this Agreement.

     (f) FINANCIAL STATEMENTS - The Sellers (i) have delivered to the Purchaser copies of the December 31 Financial Statements, and (ii) will, prior to the Closing Date, deliver to the Purchaser (x) copies of the audited combined (including the elimination of all significant inter-company transactions and balances) balance sheets of the Corporations as of December 31, 1995 and 1996, together with the related audited combined (including the elimination of all significant inter-company transactions and balances) statements of income and cash flows for the fiscal years ended December 31, 1995 and 1996, and the notes and schedules thereto, accompanied by the report thereon of the applicable firm of independent public accountants (the "1995-1996 Financial Statements" and, collectively with the December 31 Financial Statements, the "Financial Statements") and (y) whatever is necessary for the December 31 Financial Statements to comply with clause (D) below of this
          Section 4.1(f). The Financial Statements, including the notes and schedules thereto, (A) were or will be prepared in accordance with GAAP throughout the periods covered thereby, except as otherwise disclosed on Schedule 4.1(f), (B) present or will present fairly in all material respects the combined financial position, results of operations and changes in cash flows of the Corporations as of such dates and for the periods then ended, (C) have or will have been audited in accordance with generally accepted auditing standards in Canada, and (D) include or will include all schedules necessary to conform such Financial Statements with U.S. GAAP and the information required by Regulation S-X promulgated under the UNITED STATES SECURITIES ACT of 1933 and the SECURITIES EXCHANGE ACT of 1934, each as amended to the date hereof. The Purchaser acknowledges and accepts the changes in respect of policies respecting reserves in connection with the December 31, 1997 Balance Sheet and the December 31, 1997 Financial Statements, as such specified reserves are described in Schedule 7.1.

     (g) INVENTORY - The inventory of the Corporations consists only of items of an age, quality and quantity useful or saleable, as of the Closing Date, in the ordinary course of business of the Corporations, and net of reserves as described in Schedule 7.1.
          For greater certainty, the Sellers are not responsible for any diminution of saleable inventory after the Closing Date in excess of such reserves. The inventories reflected on the December 31 Balance Sheet are, and the inventories on the Closing Date Balance Sheet will be, valued at the lower of cost or net realizable value (determined on a first-in, first-out (FIFO) basis).

     (h) ABSENCE OF UNDISCLOSED LIABILITIES - Except to the extent reflected or reserved against in the December 31 Financial Statements (including disclosure in the notes thereto) or incurred subsequent to December 31, 1997 and disclosed in Schedule 4.1(h) and except for normal trade debt payable and other operating liabilities (including, without limitation, overshipments from suppliers) in the ordinary and normal course of business consistent with past practices, which shall be dealt with in accordance with Section 7.1 and Schedule 7.1, none of the Corporations has any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind whether or not such obligations or commitments are presently considered liabilities of any of the Corporations under GAAP that would render the December 31 Financial Statements materially and adversely incomplete or inaccurate.

     (i)  TAX MATTERS -

            (i) Each of the Corporations has duly filed all Tax Returns it was required to file, and has paid (or there has been paid on its behalf) all Taxes that are due or adequate provision has been made by the Corporations in the December 31 Balance Sheet in accordance with GAAP for any Taxes due and unpaid at the date of the December 31 Balance Sheet, or for the payment of any Tax instalments due in respect of the current taxation year of the Corporations. Each of the Corporations has made (or there has been made on its behalf) all required estimated or advance Tax payments sufficient to avoid any underpayment penalties. Except to the extent reflected or reserved against in the December 31 Balance Sheet or as will be reflected or reserved against on the Closing Date Balance Sheet (with respect to Taxes that became due after December 31, 1997 and relate to a taxable period ending at or on the Closing Date or are allocable to such date by Section 8.9(f)), none of the Corporations is liable for any Taxes. Except as disclosed in Schedule 4.1(i) the Tax Returns of each of the Corporations and of each affiliated, combined or consolidated group which includes or has included any of the Corporations have not been audited or examined by a taxing authority and the statute of limitations for all periods through the respective periods specified in
                Schedule 4.1(i) has not expired. None of the Corporations has effected any unauthorized accounting method changes. Except as disclosed in Schedule 4.1(i), there are no actions, suits, assessments, audits, investigations, claims or other proceedings pending or, to the knowledge of the Sellers, threatened against any of the Corporations with respect to any Taxes;

           (ii) Each of the Corporations has on a timely basis filed (or there has been filed on its behalf) all Tax returns required to be filed by it, or with respect to, it. To the knowledge of the Sellers, no such Tax Return contains any material misstatement or omitted any statement of any material fact that should have been included therein or is otherwise not correct in all material respects;

          (iii) Each of the Corporations has withheld and remitted to the proper taxing authority, or where permitted by law provided security for, on a timely basis and in a form required under the appropriate Tax legislation, all Taxes required to be withheld or remitted in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

           (iv) Except as provided in Schedule 4.1(i), there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by any of the Corporations by reason of Section 28OG of the U.S. Tax Code;

            (v) Except as provided in Schedule 4.1(i), there are no
                outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any of the Corporations for any taxable period, and no power of attorney granted by or with respect to any of the Corporations with respect to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the U.S. Tax Code (or any predecessor provision) or any similar provision of any state, local, or non-U.S. law has been entered into by or with respect to any of the Corporations. There are no advance pricing agreements pursuant to Section 482 of the U.S. Tax Code (or any similar or analogous law) relating to the Corporations and policies regarding the transfer or sale of goods between the Corporations are set forth in Schedule 4.1(i);

           (vi) None of the Corporations has agreed (and no agreement has been made on any of the Corporations' behalf) to make any adjustment pursuant to Section

                481(a) of the U.S. Tax Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of any of the Corporations. No election under Section 338 of the U.S. Tax Code has been made or filed by or with respect to any of the Corporations. No consent to the application of Section 341(f)(2) of the U.S. Tax Code (or any predecessor provision) has been made or filed by or with respect to any of the Corporations or any of their assets;

          (vii) ACSC is not a "foreign person" within the meaning of Section 1445(b)(2) of the U.S. Tax Code. None of the Corporations is or has been during the preceding five years a United States real property holding corporation for purposes of Section 1445(b)(3) of the U.S. Tax Code. No withholding Taxes are applicable to the payment of the Purchase Price hereunder;

         (viii) There are no deferred gains with respect to intercompany transactions for purposes of United-States Treasury Regulation Section 1.1502-13 (and any predecessor regulation) with respect to Azerty, ID or APSS;

           (ix) Each of Azerty, ID and APSS is a member (and will be a member through the Closing Date) of an affiliated group for purposes of Section 1504(a) of the U.S. Tax Code which properly files consolidated United States federal income Tax Returns; and

            (x) Schedule 4.1(i) accurately sets forth any net operating loss, capital loss or credit carryforwards with respect to each of the Corporations from the most recently filed Tax Returns of the Corporations.

     (j) ABSENCE OF CHANGES - Except as contemplated by this Agreement or as set forth on Schedule 4.1(j), since December 31, 1997 or as otherwise disclosed to the Purchaser in writing (except that no such disclosure shall be required to the extent such disclosure would breach any Law including, without limitation, the HSR Act), the Business has been carried on in the ordinary course and there has not been:

            (i) any damage, destruction, loss, labour trouble or any other event, (whether or not covered by insurance), which has occurred and which would have a Material Adverse Effect;

           (ii) any issuance, sale or disposition by the Corporations of any of their respective shares of capital stock (other than as contemplated by this Agreement) or any grant of options, warrants or preemptive or other rights to acquire (including upon conversion or exercise) any shares of its capital stock, but subject to the issuance of shares on the capitalization of inter-company indebtedness;

          (iii) any material Lien created on any of the assets of the Corporations, other than those created in the ordinary course of business consistent with past practices;

           (iv) any sale, transfer or conveyance of any material assets used or useful in the Business other than in the ordinary course of business consistent with past practices;

            (v) any transaction or arrangement under which any of the
                Corporations paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any of its assets or any services to (1) the Sellers, (2) any officer, director or employee of any of the Corporations, (3) any affiliate of the Corporations, or any officer, director of employee of any such affiliate, or (4) any business or other Person in which any of the Sellers, the Corporations or any such officer, director, employee or affiliate has a material interest (or agreed or committed to do any of the foregoing), except (A) payments of salaries, wages and benefits to officers, directors and employees of the Corporations in the ordinary course of business consistent with past practices, (B) advances made to, or reimbursements of, officers, directors and employees of the Corporations in reasonable amounts in the ordinary course of business consistent with company policies and past practices, and (C) transactions made pursuant to agreements with affiliates on terms no more favourable than would be afforded to third parties;

           (vi) any commitments or agreements for capital expenditures involving an amount, in the aggregate, in excess of $50,000;

          (vii) any material amendment, modification or termination of any Material Contract, except for terminations in accordance with the terms thereof;

         (viii) any capital investment in, loan to or acquisition of the securities or assets of any Person involving more than $100,000;

           (ix) any change made or authorized in any of their respective certificates of incorporation or other organizational instruments or by laws;

            (x) the execution of any agreement with any director, officer or employee of any of the Corporations, providing for his or her employment or other services, or any increase in compensation or in severance or termination benefits payable or to become payable by any Corporation to its directors, officers or employees, or any increase in benefits under any collective bargaining agreements or in benefits under any Plans, except in any case in the ordinary course of business consistent with past practices and except as contemplated by the Side Agreement;

           (xi) any change by any of the Corporations in its financial or tax accounting principles, practices or methods, except insofar as required by GAAP or applicable Law or as is contemplated in Section 7.1 or Schedule 7.1;

          (xii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) in respect of any of the Corporations' capital stock or equity interests but subject to the ability to repay or capitalize inter-company indebtedness;

         (xiii) any redemption, repurchase or retirement by any Corporation of any of such Corporation's capital stock or equity interests;

          (xiv) any payment, prepayment, discharge or satisfaction by the Corporations of any Debt or material Lien other than Debts or Liens that were paid, discharged or satisfied in the ordinary course of business consistent with past practices but subject to the ability to repay or capitalize inter-company indebtedness;

           (xv) any cancellation of any liability or indebtedness owed to the Corporations by any other Person except substantially in accordance with past practices; or

          (xvi) any commitment to do any of the foregoing except as contemplated by this Agreement.

      (k) TITLE TO PROPERTIES - Except as disclosed in the December 31, 1997 Balance Sheet or in Schedule 4.1(k), the Corporations have good and marketable title to all property and assets, including rights under leases, owned by the Corporations (except as since transferred, sold or otherwise disposed of in the ordinary course of business consistent with past practices), free and clear of all Liens except:

            (i) statutory Liens securing payments not yet delinquent or other statutory Liens, the validity of which are being contested in good faith by appropriate actions;

           (ii) purchase money Liens arising in the ordinary course;

          (iii) Liens for taxes not yet delinquent;

           (iv) Liens reflected in the Financial Statements (which have not been discharged); or

            (v) Liens which in the aggregate do not materially detract from the value or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the Business,

                (the Liens referred to in clauses (i) through (v) being "Permitted Liens").

     (l) ACCOUNTS RECEIVABLE - The accounts receivable reflected on the December 31 Balance Sheet are, and the accounts and notes receivable of the Corporations created from and after December 31, 1997 will be, free and clear of any Liens (except for Permitted Liens). Subject to the treatment of reserves for accounts receivable as described in Schedule 7.1, all accounts receivable of the Corporations which will be outstanding on the Closing Date:

            (i) will have arisen from bona fide sales of goods or services in the ordinary course of business and consistent with past practices;

           (ii) are accurately and fairly reflected on the December 31 Balance Sheet or, with respect to accounts receivable created after December 31, 1997 and through the date of this Agreement, will have been accurately and fairly reflected in the books and records of the Corporation and will be accurately reflected on the Closing Date Balance Sheet; and

          (iii) are fully collectible, net of reserves, as at the Closing Date to the knowledge of the Sellers. For greater certainty, absent such knowledge the Sellers are not responsible for bad debts or uncollectible accounts following the Closing Date to the extent that they exceed such reserves.

     (m) BOOKS AND RECORDS - Except for the financial records in respect of Azerty Mexico maintained by Zarate, Vega y Assoc., S.C. (a Mexican accounting firm), which records shall, if so requested by the Purchaser prior to Closing, be delivered to Azerty Mexico at the Time of Closing, and except as set forth in Schedule 4.1(m), all of the records, data, information, information services, systems and controls maintained, operated or used by the Corporations or in connection with the conduct, accounting or administration of the Business (including all means of access thereto and therefrom) are located at the Locations and are under the exclusive ownership or direct control of the Corporations.

     (n)  LEASES OF REAL PROPERTY -

            (i) Other than the leases and subleases referred to in Schedule
                4.1(n) which expire on the dates set out in Schedule 4.1(n), none of the Corporations is a party to or bound by any lease or sublease relating to Real Property.

           (ii) Neither any of the Corporations nor, to the knowledge of the Sellers, any other party thereto, is in default or breach in any material respect of any lease or sublease referred to in
                Schedule 4.1(n).

     (o) REAL PROPERTY - Except as set out in Schedule 4.1(o), none of the Corporations owns any Real Property or, except for the leases referred to in Schedule 4.1(n), any interest in Real Property. Schedule 4.1(o) sets out the registered owner and the municipal address and full legal description of each such property. Except as set out in Schedule 4.1(o), on the Closing Date the Corporations will have good and marketable title in fee simple to all of such Real Property free and clear of all Liens (other than Permitted Liens). Except as set out in Schedule 4.1(o), none of the Corporations has granted to any Person any right of first refusal, right of first opportunity, option or similar rights to purchase such Real Property or any interest therein or part thereof. To the knowledge of the Sellers, except as set out in Schedule 4.1(o), there is no material violation of any health, safety, zoning, subdivision or building statute or ordinance affecting such Real Property.

     (p) CONDITION OF ASSETS - Subject to the usual maintenance and replacement practices of the Corporations, all material fixed assets of the Corporations used in or in connection with the Business or any part thereof are in good condition, repair and (where applicable) proper working order, having regard to the use and age thereof, subject to ordinary wear and tear. All of the assets that are used in the Business as conducted in the ordinary course consistent with past practice are owned or leased by the Corporations, free and clear of all Liens except for Permitted Liens. The costs of such assets are adequately reflected in the Financial Statements in accordance with GAAP.

     (q) LITIGATION - Except as disclosed in Schedule 4.1(q), there is no suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review (collectively, "Proceedings"), pending or, to the knowledge of the Sellers, threatened against the Corporations or any of them or affecting any of their respective assets or properties or the Business, which if determined adversely to the Corporations, or any of them, would have a Material Adverse Effect or would affect the validity or enforceability of this Agreement with respect to the Sellers or the Corporations, or any of them, or the consummation of the transactions contemplated hereby. There are no facts or circumstances known to the Sellers which are likely to give rise to any such Proceedings. Except as disclosed in Schedule 4.1(q), there is not presently outstanding against any Corporation any judgment, execution, decree, injunction, rule or order of any court, Authority, administrative agency or arbitrator that would have a Material Adverse Effect.

     (r) MATERIAL CONTRACTS - Schedule 4.1(r) sets forth a true and complete list of each Material Contract to which any of the Corporations is a party. Each of the Material Contracts set forth or required to be set forth on such schedule to which any of the Corporations is a party is a valid and binding obligation of the Corporation which is a party thereto, and is in full force and effect without amendment or modification. Each of the Corporations and, to the knowledge of the Sellers, each other party to such Material Contracts, has performed in all material respects the obligations required to be performed by it under such Material Contracts and is not (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder. Schedule 4.1(r) identifies whether the consent of the other party or parties to any such Material Contract is required in order for such Material Contract to continue in full force and effect upon the consummation of the transactions contemplated by this Agreement.

     (s)  EMPLOYMENT MATTERS -

            (i) The Purchaser has been provided with a complete and accurate list in all material respects of all employees of each Corporation as at December 31, 1997 (collectively, the "Employees"), their respective positions, dates of hire with such Corporation, or any predecessors of such Corporation, current salaries, benefits and other remunerations, and dates of last salary increases, and indicates which employees are parties to a written agreement of employment (including confidentiality and non-competition agreements). No other employees, other than senior executive employees of the Sellers having general oversight obligations over the Corporations, are utilized in the operations of the Corporations.

           (ii) Save and except as disclosed in Schedule 4.1(s) or in the Side Agreement, none of the Corporations or the Sellers is a party to any agreements with past or present employees, agents or independent contractors of the Corporations providing for annual salary and bonuses or other payments in excess of $100,000. There are no oral contracts of employment entered into with any employees employed by the Corporations which are not terminable in accordance with applicable Law and except as set forth in Schedule 4.1(s) or in such Side Agreement, none of the Corporations has entered into any agreements with such employees with respect to the termination of employment.

          (iii) Save and except in respect of the Office Products Long Term Incentive Plan (but subject to the Sellers' indemnification responsibility in respect thereof set forth in Section 8.1(e)) and subject to the severance obligations that are in place as described in Schedule 4.1(s) or in the Side Agreement, all liabilities in respect of employees have or shall have been accrued for to the Closing Date, including income tax and any other employment related legislation, accrued wages, Taxes, salaries, commissions, vacation pay and employee benefit and post-retirement and post-employment benefit plan payments.

           (iv) None of the Corporations has made any agreements, whether directly or indirectly, with any labour union, employee association or other similar entity or made commitments to or conducted negotiations with any labour union or employee association or similar entity with respect to any future agreements. No trade union, employee association or other similar entity has any bargaining rights acquired by either certification or voluntary recognition with respect to the employees of the Corporations. None of the Corporations is aware of any current attempts to organize or establish any other labour union, employee association or other similar entity.

            (v) All vacation pay, bonuses (other than bonuses under the
                Office Products Long Term Incentive Plan, but subject to the Sellers' indemnification responsibility in respect thereof set forth in Section 8.1(e)), commissions and other emoluments relating to the Employees are accurately reflected in all material respects and have been accrued in the financial records of each Corporation in each case in accordance with U.S. GAAP. There are no post-retirement benefits offered by the Corporations.

           (vi) Save and except in respect of the Office Products Long Term Incentive Plan (but subject to the Sellers' indemnification responsibility in respect thereof set forth in Section 8.1(e)) and subject to the Side Agreement, there are no agreements with any Employee wherein compensation payable to such Employee is triggered by the transactions contemplated by this Agreement and payable by any Corporation.

     (t)  PENSION AND BENEFIT MATTERS - To the knowledge of the Sellers:

            (i) Schedule 4.1(t) contains a complete and accurate list of all
                Plans. Except as disclosed in Schedule 4.1(t), no Plan has been terminated or partially terminated and all Plans are still in force and effect.

           (ii) A correct and complete copy of each of the following documents have been provided to the Purchaser with respect to each Plan, as applicable: the Plan document; the most recent actuarial valuation; the most recent summary Plan description; and the most recent determination letter from the Internal Revenue Service or other Pension Authority.

          (iii) Each Plan intended to qualify under Section 401 of the U.S. Tax Code, and each related trust intended to qualify under
                Section 501 of the U.S. Tax Code, are designed to be in compliance with the applicable requirements of the U.S. Tax Code.

           (iv) Each Plan intended to qualify under Section 401 of the U.S. Tax Code and each related trust intended to qualify under
                Section 501 of the U.S. Tax Code has received a determination letter from the Internal Revenue Service that the Plan and related trust are designed in accordance with applicable sections of the U.S. Tax Code, or has pending with the Internal Revenue Service an application for such a determination.

            (v) The Corporations have made all material filings in connection with the Plans required by the Pension Authorities and Pension Legislation. The Plans and all investments held by such Plans comply in all material respects with all applicable Pension Legislation and have been maintained and administered in compliance with the Plan Terms.

           (vi) All required contributions or premiums to be paid under the Plans have been fully paid to the date hereof in a timely fashion in accordance with the applicable Pension Legislation and Plan Terms. No unfunded liability, solvency deficiency, unpaid special payment or experience deficiency, whether due or not exists with respect to the Plans.

          (vii) There are no outstanding liabilities under the U.S. Tax Code or other Tax liabilities with respect to the Plans.

         (viii) There are no outstanding actions or claims with respect to the Plans, other than claims for benefits submitted by members or beneficiaries in the normal course; there are no requests for documents; and there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or, to the knowledge of the Sellers, threatened against or affecting any Plan which could have a Material Adverse Effect on the Sellers, any Corporation or on any Plan maintained as of the Closing Date.

           (ix) Except as disclosed in Schedule 4.1(t), there is not now and on the Closing Date there will not be any benefit plans established by or for the Corporations for any of their respective employees.

     (u) INSURANCE - The Corporations have all of their assets, property and undertaking and the Business insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect (with all premiums paid) up to and including the Closing Date. Schedule 4.1(u) sets forth a true and complete list of all insurance policies maintained by or on behalf of the Corporations, together with a description of the annual premiums thereon paid by the Corporations in respect of any policies that are not blanket policies issued to ACI. To the knowledge of the Sellers, no event has occurred which limits or impairs the rights of any of the Corporations under any such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled by any of the Corporations within the two years prior to the date of this Agreement.

     (v) INTELLECTUAL PROPERTY - Schedule 4.1(v) lists all material inventions, patents, trade-marks, copyrights, service marks, industrial designs, business names and other intellectual property, whether or not registered, that are owned by or licensed to each Corporation (collectively, the "Intellectual Property") and, with respect to licensed Intellectual Property, lists the owner thereof. The Intellectual Property is free and clear of any claims, encumbrances or charges. Except as disclosed in Schedule 4.1(v), there has been no material infringement or violation of any

          Corporation's rights in and to the Intellectual Property, nor any claim of adverse ownership, invalidity or other opposition to or conflict with any of the Intellectual Property which in any case would have a Material Adverse Effect. To the knowledge of the Sellers, none of the Corporations has infringed or violated or is currently infringing or violating any rights under any material inventions, patents, trademarks, copyrights, service marks, industrial designs, business names or any other intellectual property. The Sellers in operating the Business have used the "Four Square logo" in the Business in the United States for a period of time in excess of 10 years and none of the Corporations has received any notice of infringement from the registered owner thereof; other than providing such representation and warranty as to no such notice having been received, the Sellers make no representation and warranty in respect of such logo.

     (w) COMPLIANCE WITH LAWS - Each of the Corporations is in compliance in all material respects with, and will at the Closing Date have filed all reports or returns required under, all Laws applicable to it (except for Environmental Laws, which are covered in Section 4.1(z)), except where non-compliance would not have a Material Adverse Effect.

     (x) CONTRACTS WITH AFFILIATES - Except as set forth in Schedule 4.1(x), there are no existing Material Contracts to which any Corporation is a party in which any of the Sellers, any director or officer of such Corporation or any other Person not dealing at arm's length with the Sellers, the Corporations or any of their respective directors or officers has an interest, whether directly or indirectly, including arrangements for the payment of management or consulting fees. Schedule 4.1(x) sets forth a description of all management, consulting, services and other similar arrangements of any kind between any of the Corporations, on the one hand, and the Sellers or any of their respective affiliates, on the other hand, (but excluding the purchase and sale of inventory between the Corporations, the Seller and their respective affiliates) including a description of the services provided and the amount of payments or other consideration provided by either party in respect of such arrangements for the 1997 year.

     (y) CORPORATE RECORDS - The minute books of each Corporation contain, and will contain at the Closing Date, accurate and complete minutes of all meetings and resolutions of its directors and shareholders.

     (z)  ENVIRONMENTAL MATTERS - Except as disclosed in Schedule 4.1(z):

            (i) The Business has been and is being carried on in compliance with all applicable Environmental Laws, Environmental Orders and Environmental Permits, except where non-compliance would not have a Material Adverse Effect. The Sellers do not know of any fact which would give rise to a notice of non-compliance with any Environmental Laws or Environmental Orders except where non-compliance would not have a Material Adverse Effect.

           (ii) The Corporations possess all Environmental Permits necessary for their continued operations, except for those Environmental Permits, the absence of which would not result in the inability of the Corporations to operate the Business as it is presently conducted. Schedule 4.1(z) contains a list of all of the material Environmental Permits held by the Corporations. All such Environmental Permits are valid in all material respects.

          (iii) None of the Corporations has ever been cited, found liable, convicted or otherwise held responsible for any material non-compliance with any Environmental Law in connection with the Business or received any written notice of any Remedial Requirement in connection with the Real Property and, to the knowledge of the Sellers, no facts, circumstances or conditions exist that would reasonably be expected to give rise to a Remedial Requirement.

           (iv) The Corporations have maintained and continue to maintain in all material respects environmental records relating to the Business in the manner and for the time periods required by Environmental Laws.

            (v) No judicial or administrative proceedings are pending or, to the knowledge of the Sellers, threatened against the Corporations or the Sellers relating to the Business or the Real Property that allege the violation of or seek to impose liability pursuant to any Environmental Law and, there are no investigations pending or, to the knowledge of the Sellers, threatened against the Real Property or the Sellers or the Corporations with respect to the Business, which in any case could give rise to Remedial Requirements.

           (vi) Other than in compliance with Environmental Laws, there is not now, nor, to the knowledge of the Sellers, has there been in the past, on, in or under any of the Real Property owned, leased or used by any of the Corporations (A) any asbestos-containing materials, (B) any polychlorinated biphenyls; or (C) any radioactive substances.

          (vii) To the knowledge of Sellers, there exists no facts, circumstances or conditions relating to the Business or the Real Property that could reasonably be expected to give rise to material liabilities under Environmental Laws or an obligation to perform Remedial Requirements.

         (viii) The Sellers have provided the Purchaser with copies of all environmentally related audits, assessments, studies, reports, analyses, and results of investigations of the Real Property or the Business that are in the Sellers' possession, custody or control.

          The Purchaser and United acknowledge that they have reviewed the executive summaries of the Phase I environmental reports relating to work performed on their behalf in respect of the Real Property and that there is nothing contained therein which has led either the Purchaser or United at this time to conclude either (i) that any work needs to be performed in connection with the Real Property in order for the Sellers' representation and warranty contained in
          Section 4.1(z) to be true and correct or (ii) that there is presently a Remedial Requirement entitling the Purchaser to indemnification pursuant to Section 8.1(d); provided, however, that notwithstanding the foregoing, the Sellers acknowledge and agree that (i) the executive summaries of the Phase I assessments by their terms do not purport to be complete in all material respects,
          (ii) as of the date of this Agreement, neither United nor the Purchaser has received the final completed Phase I assessments relating to the Real Property, and (iii) certain potential asbestos-containing building materials and adjacent property underground storage tank removals are referenced in such executive summaries, and nothing contained in this paragraph shall otherwise limit the Purchaser's right to indemnification relating to the matters described in such summaries or for Remedial Requirements that may be outside the knowledge of the Purchaser or United as of the date of this Agreement or that may hereinafter become necessary.

     (aa) BUSINESS - Save and except for the systems storage division and paper operations of Axidata and its subsidiaries, ACI does not carry on any business that competes with or is similar to the Business in the United States or Mexico other than through the Corporations.

     (bb) FINDER'S OR BROKER'S FEES - Other than Nesbitt Burns Inc. (whose fees and expenses shall be paid by and be the sole obligation of the Sellers), no broker or finder has acted directly or indirectly for or on behalf of the Sellers or the Corporations, nor have the Sellers or the Corporations incurred any other obligation to pay any brokerage, finder's fee or other commission in connection with the transactions contemplated by this Agreement.

     (cc) YEAR 2000 COMPLIANCE - Except as set forth on Schedule 4.1(ac), to the knowledge of Sellers (after due inquiry of the IT Director of Azerty), all of the computer software programs used in the Business in the United States and Mexico operate accurately in the manner in which they were intended with regard to date-related operations when given a valid date containing century, year, month and day. For the purposes of this Section 4.1(ac), the accurate operation of the software shall require (i) that calculations using dates must execute using a four digit year; (ii) that all functions, including but not limited to entry, inquiry, maintenance, storage, update and transmission of information, must support four digit year processing; (iii) that interfaces and reports must support four digit year processing; (iv) successful translation into year 2000 with the correct system date (e.g. 1/1/2000) without human intervention; (v) processing with a four digit year after transition to and beyond the year 2000 without human intervention; and (vi) providing correct results in forward and backward date calculations spanning century boundaries. The

          Sellers make no representation and warranty in respect of the hardware used in the Business in the United States or Mexico.

     (dd) BUSINESS PURCHASE PRACTICES - To the knowledge of Sellers, the Corporations have not in the last three years sold any inventory of the Business that was stolen or counterfeit. To the extent that the Corporations acquire inventory for resale from sources other than the manufacturer, such alternate sourcing arrangements do not cause the Corporations to be in breach of their agreements with vendors.

4.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser and United hereby jointly and severally represent and warrant to the Sellers (and acknowledges that the Sellers are relying on the representations and warranties in completing the transactions contemplated hereby) that:

     (a) CORPORATE - Each of the Purchaser and United is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to enter into this Agreement, the Side Agreement and the Intellectual Property Agreement and to perform its respective obligations hereunder and thereunder.

     (b) ENFORCEABILITY - The execution and delivery of this Agreement, the Side Agreement and the Intellectual Property Agreement by the Purchaser and by United and the performance by the Purchaser and by United of its respective obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Purchaser and United. Each of this Agreement, the Side Agreement and the Intellectual Property Agreement constitutes a legal, valid and binding obligation of the Purchaser and United, enforceable against the Purchaser and United in accordance with its terms (subject to bankruptcy, reorganization, insolvency, moratorium, and other laws relating to or affecting creditors' rights generally and subject to the availability of equitable remedies). The execution and delivery of this Agreement, the Side Agreement and the Intellectual Property Agreement by the Purchaser and United, the consummation of the transactions contemplated hereby and thereby and the fulfilment by the Purchaser and United of the terms, conditions and provisions hereof and thereof will not:

            (i) contravene or violate or result in the breach in any material respect (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the Purchaser or United under:

                (A) any Laws applicable to the Purchaser or United, subject to receipt of any required Regulatory Approvals;

                (B) any judgment, order, writ, injunction or decree of any court which is presently applicable to the Purchaser or United;

                (C) the articles, by-laws or any resolutions of the Purchaser or United or any amendments thereto or restatements thereof; or

                (D) the provisions of any material agreement to which the Purchaser or United is a party or by which either the Purchaser or United is bound that would have a material adverse effect on the Purchaser's or United's ability to consummate its respective obligations hereunder (except for those under which consent shall be obtained at or prior to Closing).

           (ii) result in the creation or imposition of any Lien upon any of the assets of the Purchaser or United, which, individually or in the aggregate, would have a material adverse effect on the Purchaser's or United's ability to consummate its respective obligations hereunder; or

          (iii) require the Purchaser or United to obtain any consent, approval, or action of, or make any filings with or give any notice to, any Person, except:

                (A) the filing of a premerger notification report under the HSR Act,

                (B)  as disclosed in Schedule 4.2(b)(iii), and

                (C) those which the failure to obtain, make, or give, individually or in the aggregate, would not have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Purchaser or United to perform its respective obligations under this Agreement.

4.3 SURVIVAL OF SELLERS' REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers contained in this Agreement (and, if applicable, in the Side Agreement and the Intellectual Property Agreement) shall survive the Closing for the benefit of the Purchaser as follows:

     (a) as to the representations and warranties contained in section 4.1(i) and section 4.1(t)(iii) and (vii), until the date following expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive);

     (b) as to the representations and warranties contained in sections 4.1(d) and 4.1(e), indefinitely;

     (c) as to the representations and warranties contained in section 4.1(z), for a period of five years, unless a BONA FIDE notice of a claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of the claim;

     (d) as to all other matters, for a period of two years unless a BONA FIDE notice of a specific claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim.

4.4 SURVIVAL OF PURCHASER'S AND UNITED'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser and United contained in this Agreement (and if applicable, in the Side Agreement and the Intellectual Property Agreement) shall survive the Closing for the benefit of the Sellers for a period of two years, unless a BONA FIDE notice of specific claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim.

              ARTICLE 5 - COVENANTS OF THE PARTIES PRIOR TO CLOSING

5.1 OPERATIONS BEFORE CLOSING. Except as otherwise contemplated or permitted by this Agreement (and except to the extent that Sellers reasonably believe upon advice of counsel that compliance with the following would breach applicable Law including, without limitation, the HSR Act), during the period from the date of this Agreement to the Time of Closing, the Sellers shall, and shall cause the Corporations to:

     (a) promote the interest and maintain the goodwill of the Corporations, and of all persons having business relations with the Corporations and shall continue to operate the Business in the ordinary course consistent with past practice, including paying and satisfying all Debts and obligations of the Corporations as such Debts and obligations mature;

     (b) not, without the prior written consent of the Purchaser, perform or make any material act or decision to enter into any contract, commitment or transaction not in the ordinary course of business and which would have a Material Adverse Effect, or which would constitute a breach of the covenants, representations or warranties of the Sellers contained in this Agreement or which would cause such covenants, representations and warranties to be untrue in any material respect at the Time of Closing, including without limitation:

            (i) entering into commitments, acquiring or initiating new businesses or undertakings or assuming any material commitment or obligation (by written agreement or otherwise) or selling, encumbering or otherwise disposing or distributing any material assets except in the ordinary course of business consistent with past practice. For purposes hereof, a commitment, obligation or asset will be deemed to be material if, among other things, it alone has a value in excess of $50,000 or all such commitments, obligations and assets have a value of more than $500,000 in the aggregate;

           (ii) entering into or amending any employment, labour, consulting or service contracts or Plan except in the ordinary course of business consistent with past practice;

          (iii) terminating any employment agreements or giving notice of termination except in the ordinary course of business consistent with past practice;

           (iv) initiating any litigation to which the Corporations may be or may become a party;

            (v) entering into any transaction with any Person or Persons with whom they are not acting at arm's length;

           (vi) incurring any additional Debt (other than current liabilities incurred in the normal course of operations consistent with past practise) or guarantees of such Debt which, in the aggregate, exceeds $500,000;

          (vii) amending, revising, renewing or terminating any material lease, licence or any other Material Contract to which the Corporations or any of them may be a party or which may affect the Business; or

         (viii) authorizing, agreeing or otherwise becoming committed to do any of the foregoing,

     (c) continue to maintain in full force and effect all policies of insurance (or replacement policies) currently in effect in respect of the Business and give all notices and present all claims under all policies of insurance in a due and timely fashion;

     (d) use their commercially reasonable efforts to ensure that there will not be any material adverse change in the condition (financial or otherwise) or operations of the business or assets of the Corporations other than changes in the ordinary and normal course of business;

     (e) ensure that, save and except for capitalizing inter-company loans, none of the Corporations will:

            (i) issue, sell or declare a dividend or make a distribution
                (whether in cash, stock or other property) with respect to any shares in its capital stock, or issue or sell any warrants, bonds, debentures or other securities of the Corporations or issue, grant or deliver any right, option or other commitment for the issuance of any such other securities;

           (ii) suffer a loss, or waive any rights of substantial value, or enter into any commitment or transaction, in all cases not in the ordinary and normal course of business consistent with past practice;

          (iii) amend or change or take any action to amend or change its constituent documents or by-laws;

           (iv) merge or consolidate with any other Person;

            (v) make any settlement or compromise any Tax liability, change any Tax election or make any new Tax election or Tax method of accounting;

           (vi) except as required by GAAP or applicable Law, or except as contemplated by this Agreement, change any of the material accounting principles or practices used by it; or

          (vii) authorize or agree or otherwise become committed to do any of the foregoing; and

     (f) shall cause the Corporations to pay all accounts payable and collect all accounts receivable in a timely manner in the ordinary course of business consistent with past practice.

5.2       APPROVALS AND CONSENTS.

     (a) The Sellers shall forthwith use commercially reasonable efforts to obtain as of the Time of Closing all Consents and Regulatory Approvals.

     (b) The Purchaser shall forthwith file the notices, take all steps reasonably necessary and in the Purchaser's control and use commercially reasonable efforts to obtain as of the Time of Closing all Regulatory Approvals and all consents disclosed in Schedule 4.2(b)(iii).

     (c) The fees and expenses incurred by each party in connection with obtaining any Consents and Regulatory Approvals necessary for the consummation of the transactions contemplated by this Agreement shall be the sole responsibility of the party incurring such fees and expenses, except that the filing fees and expenses (excluding legal fees but including the fees and expenses of any other consultants or experts mutually engaged to assist in the preparation, negotiation or defense of the filing under the HSR
Act) incurred in connection with the filing of a premerger notification under the HSR Act shall be borne equally between the Sellers, on the one hand, and the Purchaser, on the other hand.

5.3 COMPETITIVE INFORMATION. The Sellers represent and warrant that save and except for the Not Yet Delivered Competitive Information (within the meaning of Section 5.6), the Sellers have made available all documents which the Sellers view as containing Competitive Information to Lucas and Ernst & Young LLP ("E&Y"). The Purchaser acknowledges that Lucas and E&Y have reviewed such Competitive Information and that such Competitive Information is subject, in the case of Lucas, to the terms of the confidentiality agreement dated as of August 5, 1997 between ACI and Lucas and, in the case of E&Y, to a confidentiality agreement dated May 5, 1997 between the Purchaser and ACI and which requires the Purchaser's representatives including E&Y to maintain confidentiality (collectively the "Confidentiality Agreements"). Notwithstanding the provisions of the Confidentiality Agreements, each of Lucas and E&Y shall be permitted to discuss and provide the substance of its analysis of the Competitive Information (including the Not Yet Delivered Competitive Information) to the Purchaser, on a "no names" basis and in compliance with all applicable Law (including, without limitation, the HSR ACT) as advised by counsel, subject to the prior review of the Sellers of any specific Competitive Information (including the Not Yet Delivered Competitive Information) to be shared by Lucas or E&Y and further subject to the consent of the Sellers, acting reasonably, as to whether to allow such information to be shared prior to the receipt of all required Regulatory Approvals. Once all required Regulatory Approvals have been obtained, the Sellers shall grant access to and a reasonable opportunity to review the Competitive Information (including the Not Yet Delivered Competitive Information) only to (i) Randall W. Larrimore, Daniel H. Bushell, Steven R. Schwarz and Mike Rowsey (together with those of their reports who have specialized expertise in the area under consideration and whose input is reasonably required by such named individuals in respect of such area under consideration), (ii) Frederick B. Hegi, Jr., Daniel J. Good and Gary G. Miller, being members of the Executive Committee of United and (iii) Otis H. Halleen, General Counsel of United and the Purchaser (all of such named individuals and such reports are collectively the "Specified Individuals") on behalf of the Purchaser for a period of five Business Days prior to the Closing Date. The Purchaser shall cause such the Specified Individuals not to share such Competitive Information with any other employee, officer, director or shareholder of the Purchaser or any other Person prior to Closing.

5.4 CONFIDENTIAL INFORMATION. The Purchaser acknowledges that the Sellers and the Corporations have delivered to the Purchaser and to Lucas and E&Y a list of material documents of the Corporations which have not been disclosed to the Purchaser or its representatives on the grounds that the Sellers view them as containing Confidential Information (save and except for Confidential Information included in the Not Yet Delivered Competitive Information). In the event that the Not Yet Delivered Competitive Information contains Confidential Information, the Sellers shall deliver to the Purchaser a revised list of Confidential Information, on or before February 13, 1998, at the same time as it delivers the Not Yet Delivered Competitive Information. The Sellers in preparing such list jointly and severally represent and warrant that they have disclosed such information regarding the subject matter and substance of such agreements as in their opinion could reasonably be disclosed without violating any applicable confidentiality covenant. Upon the request of the Purchaser for a document set out in such list, the Sellers shall use commercially reasonable efforts to obtain the consent of the third party in favour of whom the Confidential Information covenant operates to disclose such Confidential Information to the Purchaser, and the Specified Individuals on behalf of the Purchaser shall have a period of five Business Days prior to the Closing Date to review all such Confidential Information. The Purchaser shall cause such Specified Individuals not to share such Confidential Information with any other employee, officer, director or shareholder of the Purchaser or any other Person prior to Closing.

5.5 CONSULTANT OPINIONS. The Purchaser and United jointly and severally represent and warrant to the Sellers that Lucas and E&Y have advised the Purchaser that they have reviewed and analyzed the Competitive Information (other than the Not Yet Delivered Competitive Information) and that, based on such review and analysis by Lucas and E&Y, the Purchaser and United are of the view (subject to Section 6.1(f)) that nothing contained therein would constitute or result in a Material Adverse Effect or would constitute or result in a material impediment to the integration of the Business into the business of the Purchaser or the prospects of such combined business.

5.6 NEW COMPETITIVE INFORMATION. Notwithstanding anything to the contrary contained in this Agreement, Sellers advise that they have not to date provided to E&Y or to Lucas certain agreements included in the Competitive Information (the "Not Yet Delivered Competitive Information"). Sellers covenant to deliver to Lucas all agreements included in the Not Yet Delivered Competitive Information not later than February 13, 1998 as well as copies thereof with the Competitive Information removed therefrom to Weil, Gotshal & Manges LLP. Not later than February 20, 1998, the Purchaser and United shall determine whether they can confirm in writing to the Sellers that Lucas has reviewed and analyzed the Not Yet Delivered Competitive Information and that, based on such review and analysis by Lucas, the Purchaser and United are of the view (subject to Section 6.1(f)) that nothing contained therein would constitute or result in a Material Adverse Effect or would constitute or result in a material impediment to the integration of the Business into the business of the Purchaser or the prospects of such combined business. The Purchaser and United shall act reasonably in reaching such determination. Should the Purchaser and United not provide such confirmation by such date, their only remedy shall be to terminate the Agreement and the Side Letter with no party being liable to any other party in respect thereof.

5.7 TRANSITIONAL SERVICES. The Sellers have proposed a form of transitional services agreement in respect of the services of Bruce McGroarty. The Purchaser and United shall have until February 20, 1998 to settle the form of such transitional services agreement with the Sellers and agree that they shall negotiate in good faith the terms thereof. If the parties are unable to settle such transitional services agreement by such date, the services of Bruce McGroarty shall not be provided to the Purchaser or the Corporations following the Closing Date. The parties acknowledge that neither the execution and delivery of such a transitional services agreement nor the provision by the Sellers to the Purchaser or the Corporations of the services of Bruce McGroarty are a condition precedent to Closing.

               ARTICLE 6 - CONDITIONS PRECEDENT TO THE PERFORMANCE
            BY THE PARTIES OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

6.1 CONDITIONS FOR THE BENEFIT OF THE PURCHASER. The obligation of the Purchaser to complete the purchase of the Purchased Shares hereunder shall be subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser):

     (a) REPRESENTATIONS AND WARRANTIES - All representations and warranties of the Sellers made in or pursuant to this Agreement (and, if applicable, the Side Agreement) shall be true and correct in all material respects with the same force and effect as if made at and as of the Time of Closing, and the Sellers shall have delivered to the Purchaser at the Time of Closing a certificate dated the Closing Date, duly executed by a senior officer of each of the Sellers confirming to his or her knowledge, information and belief, the truth and accuracy of such representations and warranties at the Time of Closing.

     (b) PERFORMANCE OF OBLIGATIONS - The Sellers shall have performed or complied with, in all material respects, all of their obligations, covenants and agreements in this Agreement and the Side Agreement which are to be performed or complied with by the Sellers at or prior to the Time of Closing.

     (c)  APPROVALS AND CONSENTS -

            (i) All Regulatory Approvals required in connection with the completion of any of the transactions contemplated by this Agreement, the Side Agreement or the Intellectual Property Agreement shall have been obtained and complied with on or before the Time of Closing.

           (ii) All Consents, being those described in Schedule 6.1(c), shall have been obtained.

          (iii) The Purchaser and the Sellers and any other Person in such party's group required in connection with the transactions contemplated by this Agreement to file a Notification and Report Form with the United States Department of Justice and the Federal Trade Commission pursuant to the HSR Act shall
                have made such filing.   All applicable waiting periods with
                respect to such filing shall have expired or been terminated, and no actions shall have been instituted challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement.

     (d) NO ACTION TO RESTRAIN - No action or proceeding shall be pending or threatened by any Authority or any other Person to restrain or prohibit the completion of the transactions contemplated by this Agreement.

     (e) NO MATERIAL ADVERSE CHANGE - Except as has been specified in this Agreement, since the date of this Agreement there shall not have been any change in the business of the Corporations or any other event or circumstance that would have a Material Adverse Effect.

     (f) DUE DILIGENCE - All Confidential Information and Competitive Information shall have been provided to the Purchaser and its representatives for review in accordance with the terms of this Agreement. In addition, the Purchaser shall have confirmed, acting reasonably, that nothing contained in the Competitive Information or Confidential Information would constitute or result in a Material Adverse Effect or would constitute or result in a material impediment to the integration of the Business into the business of the Purchaser or the prospects of such combined businesses, having regard to the following provisions of this Section 6.1(f). For purposes of the foregoing, the Purchaser acknowledges that, as described in Section 5.3 and Section 5.5, certain of its representatives already have had access to the Competitive Information and have analyzed it and given the Purchaser their views as to the condition in this Section 6.1(f) having been satisfied and that the Purchaser's review of that Competitive Information shall be confirmatory only of the completeness of such review and analysis. Should the Purchaser wish not to close the transactions in reliance on this Section 6.1(f), it shall provide the Sellers with a written statement explaining
          (i) with respect to the Competitive Information; why it does not agree with the analysis of Lucas and E&Y, and/or (ii) with respect to Confidential Information, the reasons that the Purchaser, following its and its representatives' review and analysis of such Confidential Information, acting reasonably has concluded that information contained in such Confidential Information would constitute or result in a Material Adverse Effect or would constitute or result in a material impediment to the integration of the Business with the business of the Purchaser or the prospects of such combined businesses, and each such statement shall contain sufficient detail in order that the Sellers shall have the opportunity to challenge the Purchaser's conclusion. The Purchaser shall also promptly provide to the Sellers (or, to the extent required by applicable Law, to a representative designated by the Sellers and to be bound by a confidentiality agreement in form and substance similar to the Confidentiality Agreement executed and delivered by Lucas) full access to the information used, analysis conducted and all reports prepared by Lucas and E&Y and all information and analysis completed by the Purchaser that form the basis of the Purchaser's conclusion that it is entitled not to close in reliance on the conditions contained in this Section 6.1(f).

     (g) INTELLECTUAL PROPERTY AGREEMENT - The Intellectual Property Agreement shall have been executed and delivered by ACI and Eurozerty B.V. (and , if necessary, ACSC).

     (h) CLOSING DELIVERIES - The Purchaser shall have received all stock certificates, instruments and other documents required to be delivered by the Sellers pursuant to Article 3.

     (i) FINANCING - The Purchaser shall have received the proceeds of the financing from such Person who agrees to finance the acquisition by the Purchaser of the Purchased Shares (the "Purchaser's Lender"), provided that, notwithstanding the foregoing, if the Purchaser has not received such proceeds, this provision shall apply so as to entitle the Purchaser not to close only if the Purchaser fails to secure financing for the transaction as a result of any of the following: (i) the Purchaser's Lender becomes aware after the date hereof of any information or other matter that is not known to the Purchaser as at the date hereof and in the reasonable judgment of Purchaser's Lender has resulted or could result in any change in the business of the Corporations that would have a Material Adverse Effect; (ii) there shall have been any litigation commenced or threatened which challenges the financing or which, if successful, would in the reasonable judgment of the Purchaser's Lender have a Material Adverse Effect; (iii) other than in the ordinary course of business, there shall have been a material increase in the liabilities of the Corporations, liquidated or contingent, whether or not reflected on the Closing Date Balance Sheet, or a material decrease in their assets; (iv) there shall have been a suspension in the trading in any equity securities of United Stationers Inc. by the Securities and Exchange Commission or the Nasdaq National Market (other than any such suspension initiated at the request of or otherwise caused by actions of United Stationers Inc.) or trading in securities generally shall have been suspended on any principal United States stock exchange; (v) there shall have declared a banking moratorium by the United States or any state banking authority; or (vi) there shall have occurred a material disruption of or material adverse change in financial, banking or capital market conditions that materially impairs the ability of the Purchaser's Lender to syndicate the applicable credit facilities.

     (j) INTERCOMPANY INDEBTEDNESS - All intercompany indebtedness (including deferred tax accounts as shown on internal management reporting statements) between either of the Sellers or any of their affiliates, on the one hand, and any of the Corporations, on the other hand, shall have been paid in full to affiliates or capitalized as additional shares issued only to one or both of the Sellers and included in the Purchased Shares and the Sellers and their respective affiliates, as applicable, shall have executed and delivered to Purchaser a release in respect thereof in form and substance reasonably satisfactory to Purchaser.

     (k) TAX MATTERS - On the Closing Date, Sellers shall cause the termination and cancellation of any duties and obligations of each of the Corporations under any tax sharing, tax allocation, tax indemnity or other similar agreement and shall cause the release of each of the Corporations from any liabilities with respect to any such agreement. Purchaser shall have received reasonably satisfactory substantiation that no withholding Taxes are applicable to any payments under this Agreement (including affidavits pursuant to Section 1445(b)(2) or Section 1445(b)(3) of the U.S. Tax Code).

6.2 CONDITIONS FOR THE BENEFIT OF THE SELLERS. The obligation of the Sellers to complete the sale of the Purchased Shares hereunder shall be subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Sellers):

     (a) REPRESENTATIONS AND WARRANTIES - All representations and warranties that the Purchaser and United made in or pursuant to this Agreement (and, if applicable, the Side Agreement) shall be true and correct in all material respects with the same force and effect as if made at and as of the Time of Closing, and each of the Purchaser and United shall have delivered to the Sellers at the Time of Closing its certificate dated the Closing Date, duly executed by a senior officer of the Purchaser or United, as applicable, confirming to his or her knowledge, information and belief, the truth and accuracy of such representations and warranties at the Time of Closing.

     (b) PERFORMANCE OF OBLIGATIONS - The Purchaser and United shall have performed or complied with, in all material respects all of its obligations, covenants and agreements in this Agreement and the Side Agreement which are to be performed or complied with by the Purchaser or United at or prior to the Time of Closing.

     (c) NO ACTION TO RESTRAIN - No action or proceeding shall be pending or threatened by any Authority or any other Person to restrain or prohibit the completion of the transactions contemplated by this Agreement.

     (d) INTELLECTUAL PROPERTY AGREEMENT - The Intellectual Property Agreement shall have been executed and delivered by the Purchaser.

     (e) CLOSING DELIVERIES - The Sellers shall have received the Purchase Price and other documents required to be delivered by the Purchaser pursuant to Article 3.

6.3       TERMINATION BY PURCHASER. If any of the conditions set forth in section 6.1 have not been fulfilled, performed or satisfied at or prior to the Closing Date, the Purchaser may, by written notice to the Sellers terminate all of its obligations hereunder and the Purchaser and United shall be released from all their obligations under this Agreement. Any of such conditions may be waived in whole or in part by the Purchaser by instrument in writing given to the Sellers without prejudice to any of the Purchaser's rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part. Notwithstanding anything in this section 6.3 to the contrary, the Purchaser shall not have the right to terminate this Agreement in accordance with this section 6.3 in the event that the Purchaser's or United's material breach of any provision hereof causes or results in the failure of any of the conditions set forth in section 6.1.

6.4       TERMINATION BY SELLERS. If any of the conditions set forth in section 6.2 have not been fulfilled, performed or satisfied at or prior to the Closing, the Sellers may, by written notice to the Purchaser, terminate all of their obligations hereunder and the Sellers shall be released from all their obligations under this Agreement. Any of such conditions may be waived in whole or in part by the Sellers by instrument in writing to the Purchaser, without prejudice to any of the Sellers' rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part. Notwithstanding anything in this section 6.4 to the contrary, the Sellers shall not have the right to terminate this Agreement in accordance with this section 6.4 in the event that the Sellers' material breach of any provision hereof causes or results in the failure of any of the conditions set forth in section 6.2.

             ARTICLE 7 - COVENANTS OF THE PARTIES FOLLOWING CLOSING

7.1       CLOSING DATE BALANCE SHEET.

     (a) The parties acknowledge that the Estimated Purchase Price was established based on the Net Tangible Assets reflected on the September 30 Balance Sheet. Within 60 days following the Closing, the Purchaser on behalf of the Corporations shall prepare and deliver to each of the Sellers the combined balance sheet including each of the Corporations audited by Price Waterhouse ("PW") as of the Closing Date (as so audited, the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared and audited in accordance with GAAP consistent with the accounting policies, practices and procedures for the Corporations used in connection with preparation of the September 30 Balance Sheet and the December 31 Balance Sheet, except as may otherwise be required pursuant to this Article 7 or Schedule 7.1 and shall be audited in accordance with Canadian generally accepted auditing standards and accompanied by a written opinion thereon. Each of the Purchaser and the Sellers shall have the right to consult, at reasonable times and with reasonable notice, with PW and appropriate representatives of the Corporations during the preparation and audit of the Closing Date Balance Sheet. The Closing Date Balance Sheet (x) shall be prepared without regard to
(A) any effect from the Closing of the transactions contemplated hereby or any financing relating thereto, (B) the Purchaser's existing or future plans to modify or adjust the business, operations or accounting practices of the Corporations after Closing or (C) adjustments relating to the recording of the acquisition by the Purchaser and (y) shall reflect all proposed audit adjustments determined by PW to be necessary in order that the Closing Date Balance Sheet will comply with GAAP on a basis consistent with such prior accounting policies, practices and procedures but subject to this Article 7 and Schedule 7.1.

     (b) The Closing Date Balance Sheet shall reflect the basis of presentation of the Closing Date Balance Sheet that is described in Schedule 7.1, together with the report of PW setting forth a calculation of Net Tangible Assets of the Corporations on a combined basis, as determined from the Closing Date Balance Sheet. If PW cannot deliver the opinion required by
Section 7.1(a) solely because of the adjustments required by Schedule 7.1, then PW also shall prepare and deliver with its report the Adjusted Closing Date Balance Sheet and, in such case, the calculation of Net Tangible Assets shall be based on the Adjusted Closing Date Balance Sheet.

     (c) Following the delivery of the Closing Date Balance Sheet (and, if applicable, the Adjusted Closing Date Balance Sheet) to the Sellers and the Purchaser, the Purchaser shall cause the Corporations to provide E&Y on behalf of the Purchaser with access to the working papers of PW relating thereto.

     (d) In the event that the Purchaser, as a result of E&Y's review, objects in writing (stating with reasonable specificity the reasons for its objections) within 10 Business Days following receipt of the Closing Date Balance Sheet and PW's report as to the amount of the Net Tangible Assets, (and, if applicable, the Adjusted Closing Date Balance Sheet) then E&Y and the Purchaser, on the one hand, and PW and the Sellers, on the other hand, shall in good faith attempt to agree upon the amount of Net Tangible Assets (and, if applicable, the Adjusted Closing Date Balance Sheet); PROVIDED, that if the Purchaser and E&Y, on the one hand, and PW and the Sellers, on the other hand, are unable to so agree within 25 Business Days after delivery to the Sellers of the Closing Date Balance Sheet and the PW report as to the Net Tangible Assets (and, if applicable, the Adjusted Closing Date Balance Sheet), then the Sellers and the Purchaser shall retain the independent chartered accounting firm of Deloitte & Touche LLP (the "Neutral Auditors") to resolve the differences on specific points of disagreement and to provide an opinion on a revised Closing Date Balance Sheet (and, if applicable, the Adjusted Closing Date Balance Sheet), together with a report of the Neutral Auditors setting forth a revised calculation of Net Tangible Assets, in each case prepared in accordance with the principles set forth in this Section 7.1 and Schedule 7.1. The fees of the Neutral Auditors shall be shared equally between the Sellers, on the one hand, and the Purchaser, on the other hand, and the decision of the Neutral Auditors shall be conclusive, final and binding upon the Sellers and the Purchaser. The fees and expenses of PW shall be the sole responsibility of the Sellers and the fees and expenses of E&Y shall be the sole responsibility of the Purchaser.

     (e) As used in this Agreement, "Net Tangible Assets" means, as of the Closing Date and immediately prior to the consummation of the transactions contemplated hereby, as derived from the Closing Date Balance Sheet (or, if applicable, the Adjusted Closing Date Balance Sheet), an amount equal to total assets minus goodwill, minus total current liabilities, minus long-term debt and other long-term liabilities.

7.2 ADJUSTMENTS. If the Net Tangible Assets of the Corporations as shown on the Closing Date Balance Sheet (or, as applicable, the Adjusted Closing Date Balance Sheet) is more or less than $39,121,360, being the Net Tangible Assets of the Corporations set out in the September 30 Balance Sheet, the Purchase Price shall be decreased by an amount equal to the difference if the Net Tangible Assets reflected on the Closing Date Balance Sheet (or, as applicable, the Adjusted Closing Date Balance Sheet) are less than $39,121,360, (the difference being referred to herein as the "Net Asset Difference") or shall be increased by an amount equal to the Net Asset Difference if the Net Tangible Assets reflected on the Closing Date Balance Sheet (or, as applicable, the Adjusted Closing Date Balance Sheet) are greater than $39,121,360. If the Purchase Price is to be so decreased, the Sellers shall pay to the Purchaser on the Adjustment Date an amount in cash equal to the Net Asset Difference. If the Purchase Price is to be so increased, the Purchaser shall pay to the Sellers on the Adjustment Date an amount in cash equal to the Net Asset Difference. In either case, payment of the Net Asset Difference shall be made with interest thereon at the Prime Rate, compounded monthly, from and including the Closing Date to and excluding the Adjustment Date. The amount, if any, of an adjustment to the Purchase Price in accordance with this section 7.2, shall be allocated to each Corporation on the basis of the difference between the Net Tangible Assets of each Corporation reflected in the September 30 Balance Sheet and the Closing Date Balance Sheet (or, as applicable, the Adjusted Closing Date Balance Sheet) for such Corporation.

7.3 INCOME STATEMENT FOR STUB PERIOD. The Purchaser shall also cause the Corporations to prepare an income statement for the period from January 1, 1998 to the Closing Date (and PW shall audit such income statement in connection with its audit of the Closing Date Balance Sheet) to be used in the preparation by the parties of Tax Returns in respect of the period that includes the stub period.

7.4 CONFIDENTIALITY. From and after the Closing, the Sellers shall, and shall cause each of its affiliates and its directors, officers, employees, agents and representatives to, (i) use all non-public information and documents relating to the Business in the United States and Mexico in their possession solely and exclusively in connections with the transactions contemplated by this Agreement and to file all Tax Returns required to be filed by them, and (ii) keep all such information and documents confidential, unless any such information or documents is or becomes generally available to the public other than as a result of a disclosure by the Sellers or any other such Person in violation of this section 7.4, or unless compelled to be disclosed by Law or the rules and regulations of any national stock exchange pursuant to which the Sellers or such Person is bound.

7.5       EMPLOYEES.

     (a) Except for Claims that result from a breach of any of its obligations in this Agreement by either the Sellers or the Purchaser, as the case may be, the Purchaser agrees to indemnify and save harmless the Sellers, in accordance with section 8.2, with respect to any Claims (including claims for severance, notice of termination, breach of contract, constructive dismissal or damages in connection therewith) relating to the employment of any of the Employees by the Purchaser or the termination of the employment of any of the Employees by the Purchaser, which Claims arise from facts after 12:00 (noon), Eastern Standard Time on the Closing Date, including the continuation, discontinuation or provision to any Employee of any of the employment policies, benefit plans or other benefits previously provided by any of the Sellers other than benefits pursuant to the Office Products Long Term Incentive Plan as it may be amended from time to time.

     (b) The Sellers, jointly and severally, agree to indemnify and hold harmless the Purchaser, in accordance with section 8.1, with respect to any Claims (including claims for severance, notice of termination, breach of contract, constructive dismissal or damages in connection therewith) relating to the employment of any Employees of the Corporation, which Claims arise from facts occurring prior to the Closing Date including any benefits payable under the Office Products Long Term Incentive Plan.

     (c) The Purchaser shall cause the Corporations, following the Closing Date, to honour all obligations due to employees of the Corporations, or any of them, of whatsoever nature, including normal compensation and severance arrangements and the IPO/Sale severance arrangements described in the Side Agreement.

7.6 NON-COMPETITION. For a period of five years after the Closing Date, neither the Sellers nor any of their respective affiliates shall, directly or indirectly, own, manage, operate, control, invest or acquire any equity interest in any business (a "Competitive Operation") which directly competes with the Business of the Corporations in the United States or Mexico as currently conducted; provided, however, that ownership of not more than 3% of the securities of any class of a Competitive Operation that are publicly-traded shall not be deemed a violation of this section 5.6; provided further, that should an arm's length third party acquire the business conducted by Axidata and/or Eurozerty B.V. ("Eurozerty") prior to the expiration of such five year period, the provisions of this section 5.6 shall not thereafter apply to Axidata and/or Eurozerty (and such third party acquirors), as the case may be. Notwithstanding the foregoing, if, following the Closing, there is a change of control of ACI (i.e. any Person or group of Persons (the "New Owner") not dealing at arm's length with each other acquires at least 50.01% of the issued and outstanding voting shares in the capital of ACI), the New Owner as an affiliate of the Sellers shall, to the extent that it already carries on a Competitive Operation, not be required to divest itself of or cease to carry on such Competitive Operation. In addition, the Sellers shall not thereby be deemed to be in breach of this
Section 7.6 as long as the New Owner does not (i) integrate such Competitive Operation with that portion of the OPD retained, directly or indirectly, by ACI or (ii) use or disclose the knowledge, know-how, assets, marketing strategies and information or other trade secrets of the Business in the conduct of such Competitive Operation or in such other business that would directly or indirectly compete with the Business. In addition, notwithstanding anything to the contrary contained herein, Axidata shall be entitled to continue to carry on in the United States the business of paper and systems storage.

7.7       NON-SOLICITATION.

     (a) From the date of this Agreement until the earlier of (i) nine months after any sale of all of the shares in the capital of or substantially all of the assets of Axidata, and (ii) eighteen months after the Closing Date (the earlier of such dates being herein referred to as the "Trigger Date"), neither the Sellers, or either of them, nor the Purchaser (or any of their respective affiliates) shall hire any employee of the other party (or their respective subsidiaries or affiliates) without the prior written consent of the other party; and

     (b) From the Closing Date until twelve additional months following the Trigger Date, neither the Sellers nor the Purchaser (or any of their respective affiliates) shall, directly or indirectly, solicit the employment of any employee of the other party (or their respective subsidiaries or affiliates) for employment; provided, however, that this Agreement shall not prohibit (i) any advertisement or general solicitation that is not specifically targeted at any such employees, (ii) from and after the Trigger Date, the employment of any such employee who first contacts the Sellers or the Purchaser or any of their respective affiliates on his or her own initiative, or (iii) the employment of any hourly employee who initiates an application for employment in the United States.

7.8 ACCESS TO RECORDS. Following the Closing Date and on reasonable prior notice during regular business hours, Sellers shall be entitled to access to the books and records and other information referred to in Section 4.1(m) to the extent that such access is restricted to information that relates to periods prior to the Closing Date only and such access is reasonably required by the Sellers.

7.9 MEXICAN FOREIGN INVESTMENT NOTICE. After the Closing Date, the Purchaser shall give notice of the transaction to the applicable Mexican Authority in the manner required by Mexican Law.

7.10 RECORDING TRANSFER OF AZERTY MEXICO SHARES. The Purchaser shall take all steps necessary after the Closing Date to record on the stock register of Azerty Mexico the transfer of the applicable Purchased Shares.

7.11 CHANGE OF NAME. Within three months following the Closing, ACI shall cause AP Support Services B.V., a corporation organized under the laws of the Netherlands and an indirect wholly-owned subsidiary of ACI ("APSS Europe"), to file an amendment to its articles of association and to take all other actions necessary to change APSS Europe's name (for any and all uses, whether internal or external, wherever used and for any and all purposes whatsoever) to a name that is not similar to, nor includes any words or expressions that may be deemed to be similar to or cause confusion with, "AP Support Services," and ACI shall deliver to Purchaser a copy of the amendment to APSS Europe's articles of association effecting such name change.

7.12 UNIZERTY NAME. Neither the Purchaser nor United nor any of their affiliates of either such party shall use the name "Unizerty" in Canada prior to July 31, 1999. Except for the agreement in the immediately prior sentence, ACI agrees that neither it nor any of its affiliates has any right, title or interest to or in the name "Unizerty," and ACI agrees that except and only to the extent of a breach by United, the Purchaser or any of their affiliates of such agreement in this section 7.12, neither ACI nor any of its affiliates shall make any claim of right, title or interest with respect to the name "Unizerty" or bring any infringement or other action against United, Purchaser or any of their affiliates as a result of United, Purchaser or any such affiliates using the name "Unizerty" anywhere in the world or in any manner whatsoever.

7.13 EUROZERTY NAME. Nothing contained in this Agreement or in any document delivered in connection herewith (including, without limitation, the Intellectual Property Agreement), shall prohibit the Sellers or any of their affiliates from using the name "Eurozerty" in Europe on an exclusive basis after the date hereof or from transferring such rights to any successor owner of the European portion of the OPD. The Purchaser and United agree that neither they nor any of their affiliates has any right, title or interest to or in the name "Eurozerty" and that none of the Purchaser, United or any of their affiliates shall make any claim of right, title or interest with respect to the name "Eurozerty" or bring any infringement or other action against Sellers or any of their affiliates or any successor owner of the European portion of the OPD as a result of any of them using the name "Eurozerty" in Europe in any manner whatsoever.

                           ARTICLE 8 - INDEMNIFICATION

8.1 INDEMNIFICATION BY SELLERS. The Sellers jointly and severally covenant and agree with the Purchaser to indemnify and save harmless the Purchaser and its affiliates from and against any Claim which may be made or brought against the Purchaser or its affiliates, or which the Purchaser or its affiliates may suffer or incur in respect of, as a result of, or arising out of:

     (a) any nonfulfillment of any covenant or agreement on the part of the Sellers, or any one or more of them, contained in this Agreement, the Side Agreement and the Intellectual Property Agreement;

     (b) any inaccuracy in or breach of any representation or warranty of the Sellers, or any one or more of them, contained in this Agreement, the Side Agreement and the Intellectual Property Agreement;

     (c) any debts and liabilities of the Corporations for Taxes (i) with respect to any taxable period (or portion thereof) of any of the Corporations (or any predecessor) ending on or before the Closing Date; (ii) of any member of an affiliated, consolidated, combined, or unitary group (other than the Corporations) of which any of the Corporations (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of any of the Corporations pursuant to United States Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local, Mexican or other foreign law; and (iii) allocable to the Sellers pursuant to
          Section 8.9(f), but only to the extent that such Taxes are in excess of amounts reserved therefor in the Closing Date Balance Sheet;

     (d) any Remedial Requirement associated with the presence or migration of any Hazardous Substance resulting from the Seller's use or occupation of the Real Property prior to the Closing Date; or

     (e) any Claims resulting from or relating to the Office Products Long Term Incentive Plan.

8.2 INDEMNIFICATION BY THE PURCHASER. The Purchaser and United jointly and severally covenant and agree with the Sellers to indemnify and save harmless the Sellers and their affiliates, from and against any Claim which may be made or brought against the Sellers or their affiliates, or one or more of them, or which they or one or more of them may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of:

     (a) any nonfulfillment of any covenant or agreement on the part of the Purchaser or United under this Agreement, the Side Agreement and the Intellectual Property Agreement; and

     (b) any inaccuracy in or breach of any of the Purchaser's or United's representations or warranties contained in this Agreement, the Side Agreement and the Intellectual

          Property Agreement.

8.3       PROCEDURE FOR INDEMNIFICATION.

     (a) CLAIMS OTHER THAN THIRD PARTY CLAIMS. Following receipt from the Sellers or the Purchaser and their respective affiliates, as the case may be (the "Indemnified Party"), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim (as defined in section 8.3(b)), the party who is in receipt of such notice (the "Indemnifying Party") shall have 30 days to make such investigation of the claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), such dispute shall be resolved as set out in section 9.13.

     (b) THIRD PARTY CLAIMS. The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed in writing that facts exist which may result in a claim originating from a Person other than the Indemnified Party (a "Third Party Claim") and in respect of which a right of indemnification given pursuant to section 8.1 or 8.2 may apply. The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 10 days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim, provided that:

            (i) such will be done at all times in a diligent and BONA FIDE manner;

           (ii) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of that Third Party Claim; and

          (iii) the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption.

          If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defence of any such Third Party Claim, the Indemnified Party shall be entitled to assume such control at the expense of the Indemnifying Party. In such case, the Indemnifying Party shall cooperate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

8.4 ADDITIONAL RULES AND PROCEDURES. The obligation of the parties to indemnify each other pursuant to this Article 8 shall also be construed in accordance with and subject to the following:

     (a) should the Closing actually occur, for purposes of the indemnification provisions of sections 8.1 and 8.2, a breach of a representation or warranty contained in this Agreement (other than Sections 4.1(g), 4.1(h), 4.1(l) and 4.1(ac) (collectively, the "Excluded Representations")) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been breached or inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect or knowledge, it being the intention of the parties hereto that an Indemnified Party shall be indemnified and held harmless from and against any and all Claims arising out of, based upon or with respect to the failure of any such representations or warranties to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality, Material Adverse Effect or knowledge set forth with respect thereto. For greater certainty, this provision shall not apply in respect of the Excluded Representations and shall not apply so as to remove materiality as it otherwise would apply in determining GAAP. In addition, for greater certainty, the definition of Material Contract shall not be deemed to be amended by this Section 8.4(a);

     (b) an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to section 8.1 or 8.2, as the case be, if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party within the time periods provided for in section 4.3 or 4.4, as the case may be;

     (c) if any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party together with interest thereon at the Prime Rate from the date of payment to the date of reimbursement;

     (d) except in the circumstances contemplated by section 8.4(c), and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any

          Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). A failure by the Indemnifying Party to respond in writing to a written request by the Indemnified Party for consent for a period of five Business Days or more, shall be deemed a consent by the Indemnifying Party to such request;

     (e) the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing and timely basis with all information which may be relevant to the other's liability hereunder and shall supply copies of all relevant documentation promptly as they become available;

     (f) notwithstanding section 8.4(d), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party; and

8.5 LIMITS TO CLAIMS. Notwithstanding any of the provisions of sections 8.1 and 8.2:

     (a) MINIMUM THRESHOLD FOR CLAIMS. The indemnity obligations of the Sellers pursuant to section 8.1(b) and of the Purchaser pursuant to section 8.2(b) shall not apply: (i) unless such Claim is made within the time period referred to in section 4.3 or 4.4, as the case may be; and (ii) until the aggregate of all indemnifiable Claims pursuant to section 8.1(b) or Section 8.2(b), as applicable, exceed $750,000; provided that thereafter the Sellers and the Purchaser, as applicable, shall be liable pursuant to sections 8.1(b) or 8.2(b), as applicable, for the full amount of such indemnifiable Claims including the initial $750,000. For greater certainty, the $750,000 amount with respect to Claims against the Sellers or the Purchaser is a threshold not a deductible.

     (b)  APPLICATION OF THRESHOLDS.  The $750,000 threshold described in section 8.5 (a) shall not apply to nor in any way limit (i) the ability of the Purchaser to receive 100% of all amounts to which it is entitled in connection with any claim for indemnification in respect of the Office Products Long Term Incentive Plan pursuant to Section 8.1(e) or (ii) the ability of Purchaser to receive 100% of all amounts to which it is entitled in connection with any claim for indemnification in respect of Taxes pursuant to Section 8.1(c) or (iii) with respect to any claim with respect to environmental matters pursuant to Section 8.1(d). In addition, for greater certainty, to the extent that the Purchaser is responsible under this Agreement for amounts that exceed their applicable corresponding reserves on the Closing Date Balance Sheet (or, as applicable, the Adjusted Closing Date Balance Sheet) because no representation or warranty of the Sellers shall have been breached, as described in Sections 4.1(g), 4.1(h) and 4.1(l), the amount of any such actual excess shall not constitute a Claim that is included for the purposes of determining whether such threshold has been reached.

     (c)  MAXIMUM LIMITS.  Notwithstanding anything else contained in this
          Article 8, in no case shall either the Sellers or Purchaser be required to indemnify the other party for an amount exceeding $50,000,000 in the aggregate, other than (i) with respect to Claims arising from a breach of any of the representations and warranties contained in sections 4.1(d) or 4.1(e), in which case the maximum amount shall be the amount of the Purchase Price or (ii) with respect to Claims under Section 8.1 relating to Taxes or the Office Products Long Term Incentive Plan, in which case this Section 8.5(c) shall not apply.

8.6 AMOUNTS RECOVERED. The amount of any Claim shall be determined after giving effect to any amount actually recovered from an insurer or any other third party, and the parties hereto agree to act in a commercially reasonable manner in connection with making a claim against their respective insurers or any third party or accepting a settlement.

8.7 NON-MONETARY RIGHTS. The rights of indemnification contained in this Article are the exclusive monetary remedies with respect to the matters covered therein but do not preclude any other non-monetary right or remedy of the parties available to enforce this Agreement such as injunctive relief and specific performance.

8.8 PURCHASE PRICE ADJUSTMENT. Any indemnification payment hereunder shall be treated by the parties hereto for all Tax reporting purposes as an adjustment to the Purchase Price.

8.9       CERTAIN TAX MATTERS.

     (a) Sellers shall control the defense and settlement of any Tax audit or administrative or court proceeding relating to taxable periods of the Corporations ending on or prior to the Closing Date, provided, however, that if the results of any such Tax audit or administrative or court proceeding could result in a material tax liability for which the Purchaser is not entitled to indemnification under this Agreement, then the Purchaser shall review, consent and approve, which approval shall not be unreasonably withheld, the defense and settlement of any such Tax audit or proceeding. Sellers will promptly notify the Purchaser of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority which is directly related to the liability of any of the Corporations for Taxes and Sellers shall keep the Purchaser duly informed of the progress thereof. The Purchaser will promptly notify the Sellers of the commencement of any claim, audit, examination or other proposed charge or adjustment by any taxing authority concerning an item directly related to a Tax Return filed by the Sellers for a tax year ending prior to or on the Closing Date.

     (b) After the Closing Date, Sellers shall properly prepare and timely file all consolidated, combined, affiliated or unitary Tax Returns of either of the Sellers (or any affiliate) and which include any of the Corporations through the Closing Date (the "Seller Returns"), and Purchaser shall properly prepare and timely file all other Tax Returns with respect to the Corporations (the "Purchaser Returns"). Following the Closing Date, Sellers shall provide Purchaser with drafts of the portions of all Seller Returns only as they relate to the Corporations not later than thirty days prior to the due date for the filing thereof for Purchaser's review, comment and approval, which approval shall not be unreasonably withheld, and Purchaser shall provide Sellers with drafts of the Purchaser Returns (to the extent such Tax Returns give rise to an indemnification obligation on the part of Sellers at the time of filing) not later than thirty days prior to the due date for the filing thereof for Sellers' review, comment and approval, which approvals will not be unreasonably withheld. Sellers shall not file (and shall not permit any affiliate to file) any amended Tax Return or claim for refund which will give rise to an obligation that is not indemnifiable under this Agreement.

     (c) Sellers and the Purchaser will provide to each other full access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data relating to the Corporations as the Sellers or the Purchaser, as the case may be, may from time to time reasonably request (including the relevant portions of consolidated, combined, affiliated and unitary Tax Returns which include the Corporations).

     (d) In the event that any of the Corporations has a carryback of a loss, credit or other tax attribute from a taxable period ending after the Closing Date which may be carried back to a consolidated, combined, unitary or affiliate Tax Return of any of the Sellers (or any affiliate), Sellers shall within fifteen days of the receipt of a refund or confirmation by the applicable taxing authority of a reduction in Taxes pay such amount to the applicable Corporation. In the event that such carryback is subsequently disallowed by the applicable taxing authority, such Corporation will repay such refund, along with interest calculated at the statutory underpayment rate set forth in the U.S. Tax Code, to the Sellers in the event there is a final determination that such refund is not allowable.

     (e) Any Tax refunds of the Corporations that are received by the Purchaser or the Corporations (or their affiliates) and any amounts credited against Tax to which the Purchaser or the Corporations (or their affiliates) become entitled, that relate to Tax periods of the Corporations or portions thereof ending on or before the Closing Date and that are not (i) shown as an asset on the December 31 Balance Sheet or the Closing Date Balance Sheet or
(ii) attributable to a carryback of the Corporations from a Tax period (or portion thereof) ending after the Closing Date shall be for the account of the Sellers, and the Purchaser shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after the receipt or entitlement thereto. In addition, to the extent that any amount accrued as a liability for current Taxes on the December 31 Balance Sheet or the Closing Date Balance Sheet is refunded or credited to the Corporations (or their affiliates), the Purchaser shall pay such amount to the Sellers within fifteen (15) days after receipt or entitlement thereto. The Purchaser and the Corporations shall be entitled to retain (and the Sellers upon receipt or credit thereof shall pay to the Purchaser within 15 days) any Tax refund or credit which is shown as an asset on the December 31 Balance Sheet or the Closing Date Balance Sheet or is attributable to the carryback of losses or credits or other tax benefits from a taxable period or portion thereof ending after the Closing Date to a taxable period or portion thereof ending before the Closing Date. The amount of any Tax refund or credit which is payable hereunder shall be reduced by any increase in Taxes attributable to the receipt thereof. In the event that such refund or credit is subsequently disallowed by the applicable taxing authority, such Sellers will repay such refund, along with interest calculated at the statutory underpayment rate set forth in the

U.S. Tax Code, to the Purchaser or the applicable Corporation in the event there is a final determination that such refund is not allowable.

     (f) For purposes of Section 8.1(c)(ii), Taxes with respect to any separate Tax Return of the Corporations attributable to any taxable period of the Corporations beginning before the Closing Date and ending after the Closing Date shall be allocated (i) to the Sellers for the period up to the Closing Date, and (ii) to the Purchaser for the period beginning after the Closing Date to the end of the taxable period. Such allocation of Taxes between the pre-Closing Date and post-Closing Date periods shall be accomplished by closing the books of the Company as of the close of business on the Closing Date or, where not susceptible to such method of allocation, pro rata on the basis of the number of elapsed days.

     (g) Sellers shall not make any election to attribute losses of any of the Corporations to any of the Sellers (or any affiliate) pursuant to United States Treasury Regulation Section 1.1502-20(g).

8.10 TRANSFER TAXES. The Purchaser shall be responsible for the payment of and shall indemnify and hold the Sellers harmless from and against any and all sales, use, transfer, recording, stamp, documentary, real estate or other similar Taxes attributable to the transactions contemplated by this Agreement.

                               ARTICLE 9 - GENERAL

9.1 PUBLIC NOTICE. No public disclosure of any kind shall be made or permitted in respect of the subject matter of this Agreement, the Side Agreement or the Intellectual Property Agreement by any party without consultation with and the consent of the other parties (such consent not to be unreasonably withheld) except for such disclosure as may be required by Law or the rules and regulations of any stock exchange of which such party is subject. The parties acknowledge that there will be a public announcement or announcements as soon as is reasonably practicable following the execution and delivery hereof and in such form as is approved by the Sellers and the Purchaser.

9.2 EXPENSES. Except as otherwise provided in this Agreement, each party shall be responsible for its own fees, expenses, and other costs incurred in connection with the transactions contemplated by this Agreement.

9.3 FURTHER ASSURANCES. The parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

9.4 TIME OF THE ESSENCE. Time is of the essence to every provision of this Agreement. Extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

9.5 BENEFIT OF THE AGREEMENT. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

9.6 ENTIRE AGREEMENT. With respect to the subject matter of this Agreement, this Agreement supersedes all prior understandings and communications between the parties or any of them, oral or written, and constitutes the entire agreement between the parties other than (i) the Side Agreement, (ii) the Intellectual Property Agreement (when executed and delivered) and (iii) the Confidentiality Agreement dated May 5, 1997 between ACI and the Purchaser, which shall terminate as of Closing in respect of the Corporations but not in respect of ACI, Axidata or ACI's European affiliates and in respect of the Business carried on by ACI through the OPD in Canada and Europe. Each party acknowledges that it shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by the Purchaser and the Sellers.

9.7 WAIVER. The failure of any party to enforce at any time any of the provisions of this Agreement or any of its rights in respect thereto or to insist upon strict adherence to any term of this Agreement shall not be considered to be a waiver of such provision, right or term or in any way to affect the validity of this Agreement or deprive the applicable party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. The exercise by any party of any of its rights provided by this Agreement shall not preclude or prejudice such party from exercising any other right it may have under this Agreement, notwithstanding any previous action or proceeding taken by it hereunder. Any waiver by any party of the performance of any of the provisions of this Agreement shall be effective only if in writing and signed by a duly authorized representative of such party.

9.8 NOTICES. All payments and communications which may be or are required by this Agreement to be given by any party to any other party, shall be in writing and (i) delivered personally, (ii) sent by prepaid courier service or certified mail, or (iii) sent by telecopier or other similar means of electronic communication to the parties at their following respective addresses:

     (a)  For the Purchaser or United:

                United Stationers Inc.
                2200 East Golf Road
                Des Plaines, Illinois  60016
                U.S.A.
                ATTENTION: OTIS H. HALLEEN/RANDALL W. LARRIMORE
                Telecopier: (847) 699-3193

          with a copy to:

                Weil, Gotshal & Manges LLP
                100 Crescent Court, Suite 1300
                Dallas, Texas  75201
                U.S.A.
                ATTENTION: MARY R. KORBY
                Telecopier: (214) 746-7777

     (b)  For the Sellers:

                Abitibi-Consolidated Inc.
                800 Rene-Levesque Blvd. West
                P.O. Box 69
                Montreal, Quebec
                H3B 1Y9
                ATTENTION: ROBERT P. KANEE/PAT CROWLEY
                Telecopier: (514) 394-2334

          with a copy to:

                Goodman Phillips & Vineberg
                250 Yonge Street, Suite 2400
                Toronto, Ontario
                M5B 2M6
                ATTENTION: STEPHEN H. HALPERIN
                Telecopier: (416) 979-1234

                Azerty Incorporated
                13 Centre Drive
                Orchard Park, New York  14127
                U.S.A.
                ATTENTION: PRESIDENT
                Telecopier: (716) 662-0750


Any such notice so given shall be deemed conclusively to have been given and received when so personally delivered or delivered by courier or on the day on which delivery is confirmed if sent by telecopier or other electronic communication or on the fifth day following the sending thereof by certified mail. Any party may from time to time change its address hereinbefore set forth by notice to the other parties in accordance with this section.

9.9 ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of each of the other parties. Any assignment without such consent shall be null and void.

9.10 SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, such provision shall be severed and the remainder of this Agreement shall be unaffected thereby but shall continue to be valid and enforceable to the fullest extent permitted by law.

9.11 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts (by original or facsimile signature) each of which when so executed and delivered shall be an original, but all of which, when taken together, shall together constitute one and the same instrument. This Agreement shall not be binding upon any party until it has been executed by each of the parties and delivered to all other parties.

9.12 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. The parties agree that the Courts of the State of New York shall have exclusive jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party does hereby irrevocably attorn to the exclusive jurisdiction of the Courts of the State of New York.

9.13 DISPUTE RESOLUTION. The parties shall attempt in good faith to promptly resolve any dispute (a "Dispute") arising out of or relating to this Agreement, the Side Agreement or the Intellectual Property Agreement (other than a Dispute relating to the Closing Date Balance Sheet or calculation of Net Tangible Assets, which shall be resolved exclusively in accordance with section 7.1) by negotiations between executives or other representatives of each party with authority to settle the Dispute. Any party may give the other party written notice of any Dispute not resolved in the ordinary course of business. Within 20 days of said notice, executives or other representatives of each party to the Dispute shall meet at a mutually acceptable time and place, and thereafter as they deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the matter has not been resolved within 60 days of the date of the disputing party's initial written notice, or if the parties fail to meet within 20 days of such written notice, either party may initiate mediation of the Dispute in accordance with the procedures set forth on Schedule 9.13. If the Dispute cannot be resolved after each party has adhered to the procedures for mediation set forth in
Schedule 9.13, any party may initiate litigation or other appropriate remedial proceedings in law or equity.

9.14 UNITED GUARANTEE. United hereby irrevocably and unconditionally guarantees and covenants to the Sellers that the Purchaser will perform, observe and keep each and every obligation, covenant, condition and agreement in or arising out of this Agreement and any and all other agreements and other documents and instruments delivered pursuant hereto to be performed, observed and kept by the Purchaser including, without limitation, pursuant to the Side Agreement and the Intellectual Property Agreement (collectively, the "Obligations"). United agrees with the Sellers that United shall be jointly and severally bound with the Purchaser for the fulfilment of all obligations of the Purchaser under the Obligations and in the enforcement of its rights under the Obligations, the Sellers may proceed against United as if it were named the obligor under the Obligations. United hereby waives any right to require the Sellers to proceed against the Purchaser to pursue any remedy whatsoever which may be available to the Sellers before proceeding against United. The Sellers shall be entitled to grant extensions or otherwise to release or discharge the Purchaser from any liability and to accept security or other guarantees without effecting, in any way, the Sellers's rights against United. If the Purchaser makes any assignment for the benefit of its creditors or the Purchaser takes advantage of any act or statute that may be in force for bankrupt or insolvent debtors, or if the Purchaser is liquidated or wound-up, United shall nevertheless remain liable to the Sellers for the Obligations.

9.15 SERVICE. If any party to this Agreement becomes a party (the "ExJuris Party") to any legal action or proceeding in connection with this Agreement commenced in the United States and upon which legal process must be served outside of the United States, such Ex-Juris Party shall designate, in writing, within thirty (30) days, an agent within the United States to receive for and accept service on behalf of such Ex-Juris Party in connection with the legal action or proceeding. Failure of the Ex-Juris Party to receive a copy of the legal process shall not in any way affect the service of the legal process on such Ex-juris Party, and service of legal process upon the agent of the Ex-Juris Party shall be service on such Ex-juris Party for all purposes. If the ExJuris Party fails to appoint an agent for service of legal process in accordance with this section 9.14, such Ex-Juris Party will be deemed to have irrevocably consented to service of process via registered or certified mail, postage prepaid, to the last address designated for such Ex-Juris Party, and service is deemed effective thirty (30) days after the date of the mailing. Such service by mail shall be deemed personal service and acceptance of service by the Ex-Juris Party with respect to any action or proceeding related to this Agreement. Service in accordance with this provision shall not preclude any other manner of service permitted by the laws of the United States, Canada or Mexico.

9.16 WAIVER OF JURY TRIAL AND PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY AND THE AWARD OF PUNITIVE DAMAGES IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY EXHIBIT OR SCHEDULE HERETO, OR ANY DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

          IN WITNESS WHEREOF the parties have duly executed this Agreement.

                                      ABITIBI-CONSOLIDATED INC.

                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer


                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer


                                      ABITIBI-CONSOLIDATED SALES
                                      CORPORATION


                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer


                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer


                                      AZERTY INCORPORATED


                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer


                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer


                                      POSITIVE ID WHOLESALE INC.


                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer


                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer

                                      AP SUPPORT SERVICES INCORPORATED


                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer

                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer


                                      AZERTY DE MEXICO, S.A. DE C.V.


                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer


                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer


                                      UNITED STATIONERS SUPPLY CO.


                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer


                                      UNITED STATIONERS INC.

                                      Per:
                                            ----------------------------------
                                            Authorized Signing Officer

                                SCHEDULE 1.1(ba)

                           SEPTEMBER 30 BALANCE SHEET


                                    Attached

                                  SCHEDULE 2.1

                                     SELLERS



Name of Seller          Corporation             Number of Purchased Shares
--------------          -----------             --------------------------

ACSC                    Azerty                  542.857 common shares

ACSC                    ID                      100 common shares

ACSC                    APSS                    100 common shares

ACI                     Azerty Mexico           99 Class 1 shares
                                                990 Class 2 shares

                                  SCHEDULE 7.1

               BASIS OF PRESENTATION OF CLOSING DATE BALANCE SHEET


The following shall be the basis of presentation of the Closing Date Balance
Sheet:

1. TREATMENT OF RESERVES. The parties agree that the following amounts shall constitute the applicable reserves on the December 31 Balance
     Sheet:


            Type of Reserve             Amount of Reserve
            ---------------             -----------------

     (a)    Accounts Receivable              $750,000
     (b)    Inventory                        $800,000
     (c)    Accrued Payables                 $982,000
     (d)    Legals                      NIL


     Each such reserve amount shall be the actual reserve amount for purposes of the Closing Date Balance Sheet except to the extent that in the period between December 31, 1997 and the date of the Closing Date Balance Sheet there has been a material change in the corresponding area of the Business causing the Financial Statements not to be fairly stated in accordance with GAAP, in the judgment of PW (or, if applicable, the Neutral Auditor), after taking into account materiality based on all of the reserves above. In such circumstances, the Closing Date Balance Sheet reserves will be adjusted so that the Closing Date Balance Sheet is fairly stated in accordance with GAAP and, if the reserves on the Closing Date Balance Sheet are less than the aggregate of the above reserves, an adjusted Closing Date Balance Sheet (the "Adjusted Closing Date Balance Sheet") will be prepared by PW (or, if applicable, the Neutral Auditor) reflecting the reserves above and the Net Tangible Assets shall be derived from such Adjusted Closing Date Balance Sheet.

2. SEVERANCE ACCRUALS. Only unpaid severance in respect of severed employees as at the Closing Date shall be accrued in the Closing Date Balance Sheet.

3. BOOKING OF ERRORS. All known assets and liabilities shall be booked in preparing the Closing Date Balance Sheet including all known errors. Items that are subjective in nature shall not be viewed as known errors for such purposes.

4.   YEAR END ACCOUNTING AND AUDIT TREATMENT AND PROCEDURES:

     Co-op advertising will be recorded at Closing in accordance with the past practices of the Corporations. For greater certainty, one quarter of the forecast profit of the Corporations for the 1998 year shall be recognized. Should this result in a material amount, the Closing Date Balance Sheet will be adjusted accordingly on the Adjusted Closing Date Balance Sheet and the Net Tangible Assets shall be derived from such Adjusted Closing Date Balance Sheet.

                                  SCHEDULE 9.13

                               DISPUTE RESOLUTION


The following is the exclusive means of the parties to resolve all Disputes (other than those arising out of section 7.1, which shall be resolved exclusively by the means set forth therein) arising out of, relating to or resulting from this Agreement (including the Side Agreement and the Intellectual Property Agreement) and the transactions contemplated hereby. All negotiations pursuant to section 9.13 and this Schedule 9.13 are confidential and shall be treated as compromise and settlement negotiations for purposes of the United States Federal Rules of Evidence and any other applicable foreign, federal or state rules of evidence.

1.   If the dispute has not been resolved by negotiation as provided in section 9.13, the parties shall endeavour to settle the dispute by mediation under the then current Center For Public Resources ("CPR,) Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process.

2. The parties shall attempt in good faith to resolve by mediation any dispute arising out of or relating to this Agreement. Any party may initiate a mediation proceeding by a request in writing to the other party following the negotiation procedures set forth in section 9.13. Thereupon, both parties will be obligated to engage in a mediation. The proceeding will be conducted in accordance with the then current CPR Model Procedure for Mediation of Business Disputes, with the following exceptions:

     (a) if the parties have not agreed within 30 days of the request for mediation on the selection of a mediator willing to serve, the Center For Public Resources, upon request of any party, shall appoint a member of the CPR Panels of Neutrals as the mediator; and

     (b) efforts to reach a settlement will continue until the conclusion of the proceeding, which is deemed to occur when: (a) a written settlement is reached, or (b) the mediator concludes and informs the parties in writing that further efforts would not be useful, or
          (c) the parties agree in writing that an impasse has been reached. No party may withdraw before the conclusion of the proceeding.

     The parties regard this obligation to mediate an essential provision of this Agreement and one that is legally binding on them. In case of a violation of such obligation by any party, the other party or parties may bring an action to seek enforcement of such obligation in any court having jurisdiction thereof.

3. If the dispute has not been resolved by mediation as provided herein within 60 days of the initiation of such procedure, any party may initiate litigation upon 10 days' written notice to the other party or parties; provided, however, that if one party has requested another party or parties to participate in mediation and such other party or parties has failed to participate, the requesting party may initiate litigation before expiration of the above period.

4. The procedures specified in section 9.13 and this Schedule 9.13 shall be the sole and exclusive procedures for the resolution of Disputes among the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in section 9.13 and this Schedule 9.13.

5. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in section 9.13 and this Schedule 9.13 are pending. The parties will take such action, if any, required to effectuate such tolling.